Exhibit 10.47

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

SAWTEK INC.,

TFR ACQUISITION, INC.,

AND

TFR TECHNOLOGIES INC.

Dated as of December 14, 2004

CONFIDENTIAL

TABLE OF CONTENTS

ARTICLE 1.	The Merger

1.1	The Merger

1.2	Effective Time

1.3	Closing of the Merger

1.4	Effects of the Merger

1.5	Articles of Incorporation and Bylaws

1.6	Directors and Officers

ARTICLE 2.	Effect of Merger on the Capital Stock of the Constituent Corporations

2.1	Conversion of Shares

2.2	Stock Options.

2.3	Payment Fund

2.4	Payment Procedures

2.5	No Further Ownership Rights in Company Common Stock

2.6	Termination of Payment Fund

2.7	No Liability

2.8	Investment of the Payment Fund

2.9	Lost, Stolen, or Destroyed Certificates

2.10	Withholding Rights

2.11	Stock Transfer Books

2.12	Dissenting Shares

ARTICLE 3.	Representations and Warranties of Parent and MergerSub

3.1	Due Organization

3.2	Authorization and Effect of Agreement

3.3	No Violations; Consents and Approvals

ARTICLE 4.	Representations and Warranties of the Company

4.1	Capitalization; Ownership of Shares; No Liens on Shares

4.2	Due Organization

4.3	Subsidiaries

4.4	Authority; Absence of Conflicts

4.5	Financial Statements

4.6	Absence of Undisclosed Liabilities

4.7	Conduct of Business; Certain Actions

4.8	Real Property

4.9	Tangible Personal Property

4.10	Accounts Receivable

4.11	Accounts Payable

4.12	Sales Representatives and Other Sales Agents/Sales Offices

4.13	Inventory

4.14	Backlog

4.15	Material and Affiliated Contracts

4.16	Compliance with Laws

4.17	Legal Proceedings

4.18	Ability to Conduct the Business

4.19	Labor Matters

4.20	Employee Benefit Plans

4.21	Environmental Matters

4.22	Warranties; Products Claims

4.23	Tax Matters

4.24	Insurance

4.25	Minute Books; Stock Record Books

4.26	Brokers’ or Finders’ Fees

4.27	Material Customers and Suppliers

4.28	Bank Accounts; Powers of Attorney

4.29	Books and Records

4.30	Intellectual Property Rights

4.31	Information Furnished

ARTICLE 5.	Covenants Related to Conduct of the Business

5.1	Inspection

5.2	Financial Statements

5.3	Interim Operations of the Company and its Subsidiaries

ARTICLE 6.	Additional Agreements

6.1	Company Shareholder Meeting

6.2	Satisfaction of All Conditions Precedent

6.3	Acquisition Proposals

6.4	Notice of Developments

6.5	Public Announcements

6.6	Notice of Breach

6.7	Continuation of Insurance Coverage

6.8	Maintenance of Credit Terms

6.9	Updating Schedules

6.10	Third Party Consents

6.11	Commercially Reasonable Efforts and Certain Filings

6.12	Confidentiality

6.13	FIRPTA

6.14	Contingent Earn-Out Payment

6.15	Benefits for Retained Employees

ARTICLE 7.	Conditions to Consummation of the Merger

7.1	Conditions to Each Party’s Obligation to Effect the Merger

7.2	Conditions to the Obligations of Parent and MergerSub

7.3	Conditions to Obligations of the Company

ARTICLE 8.	Termination

8.1	Termination by Mutual Agreement

8.2	Termination by Either Parent or the Company

8.3	Termination by the Company

8.4	Termination by Parent

8.5	Effect of Termination and Abandonment

8.6	Amendment

8.7	Extension; Waiver

ARTICLE 9.	Survival of Representations, Warranties, Covenants, and Agreements; Warranty Reserve

9.1	Survival of Representations, Warranties, Covenants and Agreements; Warranty Reserve

9.2	Warranty Reserve

9.3	Shareholder Agent of the Shareholders; Power of Attorney

9.4	Third-Party Claims

9.5	Remedies

ARTICLE 10.	Miscellaneous

10.1	Collateral Agreements

10.2	Successors and Assigns

10.3	Guaranty

10.4	Expenses

10.5	Severability

10.6	Notices

10.7	Further Assurances

10.8	Specific Performance

10.9	Governing Law

10.10	Remedies Not Exclusive

10.11	Counterparts

10.12	Titles and Headings

10.13	Certain Interpretive Matters and Definitions

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is by and among Sawtek Inc., a Florida corporation (“Parent”), TFR Acquisition, Inc., an Oregon corporation and direct wholly-owned subsidiary of Parent (“MergerSub”), and TFR Technologies, Inc., an Oregon corporation (the “Company”).

This Agreement is executed and delivered, and is entered into and effective as of December 14, 2004.

RECITALS:

WHEREAS, the Boards of Directors of Parent, MergerSub, and the Company have, in light of and subject to the terms and conditions set forth herein, approved this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of the Company has resolved to recommend to its shareholders the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby upon the terms and subject to the conditions set forth herein;

WHEREAS, at the Effective Time, MergerSub will be merged with and into the Company, the Company shall continue as the Surviving Corporation, and the separate corporate existence of MergerSub shall cease;

WHEREAS, pursuant to the Merger and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of common stock, without par value, of the Company (“Company Common Stock”) shall be converted into the right to receive payment from Parent in the amounts set forth below;

WHEREAS, a portion of payments by Parent in connection with the Merger shall be made by Parent to a Paying Agent for the benefit of the shareholders of the Company upon the occurrence of certain events and the satisfaction of certain conditions;

WHEREAS, Parent, MergerSub, and the Company desire to make certain representations, warranties, covenants, and agreements in connection with the Merger as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants, and agreements contained herein, and intending to be legally bound hereby, Parent, MergerSub, and the Company hereby agree as follows:

ARTICLE 1.
The Merger

1.1           The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the Oregon Business Corporation Act (the “Act”), MergerSub will be merged with and into the Company

(the “Merger”).  Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of MergerSub shall cease.

1.2           Effective Time.  Subject to the provisions of this Agreement, Parent, MergerSub, and the Company shall cause the Merger to be consummated by filing Articles of Merger as set forth on Exhibit A or other appropriate documents (the “Articles of Merger”) with the Secretary of State of the State of Oregon in such form as required by, and executed in accordance with, the applicable provisions of the Act, as soon as practicable on the Closing Date.  The Merger shall become effective upon such filing or at such time thereafter as is provided in the Articles of Merger (the “Effective Time”).

1.3           Closing of the Merger.  The closing of the Merger (the “Closing”) will take place at a time and on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Ater Wynne LLP, 222 SW Columbia Street, Suite 1800, Portland, Oregon 97201, or at such time, date, or place as agreed to in writing by the parties hereto.

1.4           Effects of the Merger.  At the Effective Time, the Merger shall have the effects set forth in this Agreement, the Articles of Merger, and the applicable provisions of the Act.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers, and franchises of the Company and MergerSub shall vest in the Surviving Corporation, and all debts, liabilities, and duties of the Company and MergerSub shall become the debts, liabilities, and duties of the Surviving Corporation.

1.5           Articles of Incorporation and Bylaws.  The name of the Surviving Corporation will be “TFR Technologies Inc.” Subject to the foregoing, effective immediately following the Merger: (a) the articles of incorporation of the Surviving Corporation shall be amended so that the articles of incorporation of MergerSub, in the form attached hereto as Exhibit B, shall be the articles of incorporation of the Surviving Corporation; and (b) the bylaws of the Surviving Corporation shall be amended so that the bylaws of MergerSub, in the form attached hereto as Exhibit C, shall be the bylaws of the Surviving Corporation.

1.6           Directors and Officers.  The directors of MergerSub at the Effective Time shall become the directors of the Surviving Corporation and shall hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier resignation or removal.  The officers of MergerSub at the Effective Time shall become the officers of the Surviving Corporation and shall hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier resignation or removal.

ARTICLE 2.
Effect of Merger on the Capital Stock of the Constituent Corporations

2.1           Conversion of Shares.

(a)           At the Effective Time, each outstanding share of common stock, par value $0.001 per share, of MergerSub shall, by virtue of the Merger and without any action on the part of Parent, MergerSub, or the Company, be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)           At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including Outstanding Shares but subject to Section 2.12, not including Dissenting Shares) shall, by virtue of the Merger and without any action on the part of Parent, MergerSub, or the Company, be converted into and exchangeable for the right to receive the following payments:

(i)            an amount of cash determined in accordance with the provisions of Section 2.1(c), payable at the Effective Time, provided, however, that for any Outstanding Share issued pursuant to the exercise of Company Stock Options pursuant to Section 7.2(g) for which there is an Unpaid Exercise Price, the amount otherwise payable with respect to such Outstanding Share shall be reduced by the Unpaid Exercise Price relating to such Outstanding Share, and such amount will be reallocated among all the Outstanding Shares (the “Tranche One Payment”);

(ii)           subject to Section 9.2(c), an amount of cash equal to the quotient of $3,750,000 divided by the number of Outstanding Shares, payable on the first anniversary of the Effective Time (the “Tranche Two Payment”); and

(iii)          an amount of cash determined in accordance with the provisions of Section 2.1(d) (the “Contingent Earn-Out Payment”).

The Tranche One Payment, the Tranche Two Payment, and the Contingent Earn-Out Payment are collectively referred to in this Agreement as the “Merger Consideration.”  The number of “Outstanding Shares” is the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time, including the shares of Company Common Stock issuable under stock options as described in Section 7.2(g).

(c)           The per share Tranche One Payment is equal to the Initial Payment divided by the number of Outstanding Shares.

“Initial Payment” means $3,000,000 minus the sum of all out-of-pocket expenses incurred by the Company prior to the Effective Time in connection with the Merger and the other transactions contemplated hereby (including without limitation all legal, accounting, and other consulting fees, as described in Section 10.4).

(d)           The per share Contingent Earn-Out Payment is equal to the Distribution Amount divided by the number of Outstanding Shares.

“Distribution Amount” means, for each of the first four years following the Effective Time, 2.5% of actual revenues realized by TriQuint, Parent, or their affiliates for sales of Qualifying Products or for the license of Company Intellectual Property (to the extent, in the case of such licensing revenues, such revenues can be traced and allocated specifically to Company Intellectual Property, and not including in any event any revenues relating to any cross-licensing agreements) during such year, taking into account discounts, credits, offsets, and the like made in the ordinary course of business, including such discounts, credits, and offsets made on account of revenues realized in a prior year.  That is, there may be up to four Distribution Amounts: one for each of the four years following the Effective Time.  Notwithstanding the above, the aggregate Distribution Amounts paid under this Agreement will not exceed $3,000,000.

“Qualifying Products” means all products sold by TriQuint, Parent, or their affiliates that incorporate Company Intellectual Property relating to bulk acoustic wave filters except Company Products sold under U.S. Government contract number H98230-04-C-0724/0000 on Standard Form 28, between the Company and the Maryland Procurement Office, dated February 27, 2004, as amended.

Parent shall accurately report to the Shareholder Agent sales activity for Qualifying Products and the calculation of amounts owing to the shareholders therefor on an annual basis.  Such reports shall be delivered within 45 days of the end of each year following the Effective Time.  Parent shall also provide sale activity updates to the Shareholder Agent upon the Shareholder Agent’s reasonable request.

Parent shall keep records in sufficient detail to permit the determination of Contingent Earn-Out Payments payable under this Agreement for at least two years after each applicable period.  The Shareholder Agent may have a certified independent auditor perform an audit of Parent’s financial records and other records relevant to Contingent Earn-Out Payments under this Agreement upon reasonable advance written notice to assess the accuracy of Parent’s payments, at the Shareholder Agent’s expense, subject to the last sentence of this paragraph.  The audit shall be conducted during normal business hours no more than once per year, and shall be subject to a confidentiality agreement reasonably acceptable to Parent.  The auditor shall report to only the Shareholder Agent the amount of any underpayment and the basis therefor, and shall provide a copy of the report to Parent.  If the audit shows any underpayment, Parent shall promptly pay the outstanding amounts to the Paying Agent on behalf of the shareholders, plus interest from the time such payment was due until paid to the Paying Agent at the rate of eight percent (8%) per annum.  In the case the audit establishes an underpayment greater than ten percent (10%) of the correct total for any period audited, Parent shall reimburse the Shareholder Agent’s expenses for the audit.

2.2           Stock Options.

(a)           As described in Section 7.2(g), immediately prior to the Effective Time, each outstanding option to purchase shares of Company Common Stock (each a “Company Stock Option”) under Company’s stock option plans or arrangements (the “Company Stock

Option Plans”), whether or not exercisable and whether or not vested, shall have been exercised for shares of Company Common Stock.

(b)           Following the Effective Time, no holder of a Company Stock Option will have any right to receive shares of common stock of the Surviving Corporation upon exercise of the Company Stock Option.

2.3           Payment Fund.

(a)           As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with or for the account of Kenneth Lakin or such other third party as may be designated by the holders of a majority in interest of the Company Common Stock, which shall be reasonably satisfactory to Parent (the “Paying Agent”), for the benefit of the holders of the shares of Company Common Stock, an amount of cash sufficient to pay the Tranche One Payment.  Any cash deposited with the Paying Agent is referred to as the “Payment Fund.”

(b)           As of the first anniversary of the Effective Time, Parent shall deposit, or shall cause to be deposited, with or for the account of the Paying Agent, for the benefit of the holders of the Outstanding Shares, an amount of cash sufficient to pay the applicable Tranche Two Payment.

(c)           No later than the 45th day following each of the first four anniversaries of the Effective Time, Parent shall deposit, or shall cause to be deposited, with or for the account of the Paying Agent, for the benefit of the holders of the Outstanding Shares, an amount of cash sufficient to pay the applicable Contingent Earn-Out Payment.

2.4           Payment Procedures.

(a)           Tranche One Payment.  As soon as reasonably practicable after the Effective Time (and in any event within five business days after the Effective Time), the Paying Agent shall mail to each record holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (including certificates representing shares of Company Common Stock issued upon exercise of Company Stock Options as described in Section 7.2(g)) (the “Certificates”) (i) a letter of transmittal which shall specify that delivery shall be effective and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Paying Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify; and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration.  Upon surrender of a Certificate to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a check in the amount equal to the cash that such holder has the right to receive pursuant to this Article 2 (after taking into account all shares of Company Common Stock then held by such holder).

(b)           Tranche Two Payment.  Within five business days after the Paying Agent receives funds for the Tranche Two Payment, the Paying Agent shall deliver appropriate checks in the amount equal to the cash each person who held Certificates is entitled to receive as Merger

Consideration (taking into account all shares of Company Common Stock previously held by such holder).

(c)           Contingent Earn-Out Payment.  Within five business days after the Paying Agent receives funds for each applicable Contingent Earn-Out Payment, the Paying Agent shall deliver appropriate checks in the amount equal to the cash each person who held Certificates is entitled to receive as Merger Consideration (taking into account all shares of Company Common Stock previously held by such holder).

(d)           General Provisions.  Interest shall accrue on any payments of Merger Consideration from Parent to the Paying Agent at the rate of 8% per annum from the date such payment is due until the date paid to the Paying Agent.  If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of the payment of such consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

2.5           No Further Ownership Rights in Company Common Stock.  All cash paid upon conversion of the shares of Company Common Stock in accordance with this Article 2 shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.

2.6           Termination of Payment Fund.  Any portion of the Payment Fund that remains undistributed to the holders of Certificates after the second anniversary of the date such funds were originally delivered to the Paying Agent shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of the Certificates who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation and Parent and only as general creditors thereof for the Merger Consideration to which such holders are entitled pursuant to Section 2.1.  Any such portion of the Payment Fund remaining unclaimed by holders of shares of Company Common Stock five years after the date such funds were originally delivered to the Paying Agent (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

2.7           No Liability.  None of Parent, MergerSub, the Company, the Surviving Corporation, or the Paying Agent shall be liable to any person in respect of any Merger Consideration delivered, in good faith, to a public official pursuant to any applicable abandoned property, escheat, or similar law.

2.8           Investment of the Payment Fund.  The Paying Agent shall invest any cash included in the Payment Fund in such investments, if any, as the Paying Agent shall determine, subject to the consent of Parent, which shall not be unreasonably withheld.  Any interest and other income resulting from such investments shall be paid to the holders of the Outstanding Shares on a pro rata basis, based on the number of Outstanding Shares owned immediately prior to the Effective Time; provided, however, that any such interest or other income remaining in the Payment Fund when it is terminated pursuant to Section 2.6 shall be paid to Parent.

2.9           Lost, Stolen, or Destroyed Certificates.  If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity by such person against any claim that may be made against the Surviving Corporation in respect of such Certificate, the Paying Agent will deliver in exchange for such lost, stolen, or destroyed Certificate the Merger Consideration in respect of the shares of Company Common Stock formerly represented thereby.

2.10         Withholding Rights.  Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold in respect of the making of such payment under the IRC, the rules and regulations thereunder, or any provision of a Tax law, provided that no such withholding shall be made without the Shareholder Agent’s consent, which shall not be unreasonably withheld.  To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

2.11         Stock Transfer Books.  The stock transfer books of the Company shall be closed immediately upon the Effective Time, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.  On or after the Effective Time, any Certificates presented to the Paying Agent or Parent for any reason shall be converted into the right to receive the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.1.

2.12         Dissenting Shares.  Notwithstanding any other provision of this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who did not vote in favor of the Merger (the “Dissenting Shares”), and the holders of which comply with all of the applicable provisions of the Act relating to dissenters’ rights (the “Dissenting Shareholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their dissenters’ rights under the Act.  If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost the right to dissent, such holder’s shares of Company Common Stock shall thereupon be treated as though such shares of Company Common Stock had been converted, as of the Effective Time, into the right to receive the Merger Consideration pursuant to this Article 2.  The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands, and any other instruments served pursuant to the Act and received by the Company relating to shareholders’ rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings in respect of demands for appraisal under the Act.  Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment in respect of, or settle or offer to settle, any such demand for payment.

ARTICLE 3.
Representations and Warranties of Parent and MergerSub

Parent and MergerSub each represent and warrant to the Company as follows (with the understanding that the Company is relying materially on such representations and warranties in entering into and performing this Agreement):

3.1           Due Organization.  Each of Parent and MergerSub is a corporation, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, lease, or otherwise hold its assets and properties and to carry on its business as presently conducted.

3.2           Authorization and Effect of Agreement.  Each of Parent and MergerSub has the requisite corporate power to execute and deliver this Agreement and to perform the transactions contemplated hereby to be performed by it.  The execution and delivery of this Agreement by each of Parent and MergerSub and the performance by Parent and MergerSub of their respective obligations hereunder have been duly authorized by all necessary corporate action on the part of Parent and MergerSub and by the sole shareholder of MergerSub.  This Agreement has been duly executed and delivered by each of Parent and MergerSub and, assuming the due execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of each of Parent and MergerSub, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

3.3           No Violations; Consents and Approvals.  The execution and delivery of this Agreement by each of Parent and MergerSub does not, and the performance by each of Parent and MergerSub of the transactions contemplated hereby to be performed by it will not (i) conflict with or violate the certificate or articles of incorporation or bylaws of Parent or MergerSub, (ii) conflict with or violate, or constitute a default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation, or acceleration of any obligation or to loss of a benefit under, any material contract or permit to which Parent or MergerSub is a party or by which it is bound, or (iii) conflict with or violate any federal, state, local, or foreign law, rule, or regulation (“Law”) applicable to Parent or any order, judgment, decree, writ, or injunction (“Order”) of any Governmental Entity applicable to Parent.  Except for any filings, permits, authorizations, consents, and approvals required under the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities or blue sky laws, and the filing of the Articles of Merger with the Secretary of State of the State of Oregon, no consent, approval, order, or authorization of, or registration, declaration, or filing with any domestic or foreign court, government, governmental or regulatory agency, authority, entity, or instrumentality or subdivision thereof (each, a “Governmental Entity”) is required to be obtained or made by or in respect of Parent or MergerSub in connection with the execution and delivery of this Agreement by each of Parent and MergerSub or the performance by it of the transactions contemplated hereby to be performed by it.

ARTICLE 4.
Representations and Warranties of the Company

The Company hereby represents and warrants to Parent and MergerSub, subject to such exceptions as are specifically disclosed in the disclosure schedules delivered by the Company to Parent with this Agreement, the matters set forth in this Article 4 (with the understanding that Parent and MergerSub are relying materially on each such representation and warranty in entering into and performing this Agreement).  Parent and MergerSub agree that any exception or limitation set forth in one disclosure schedule or section of this Article 4 shall be deemed an exception or limitation to any other Section of this Article 4 if the relevance of such disclosure to such other section is reasonably apparent.

4.1           Capitalization; Ownership of Shares; No Liens on Shares.  The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, of which 5,499,334 shares are issued and outstanding as of the close of business on the date hereof.  All of such issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, and nonassessable.  All of such shares of Company Common Stock are owned of record by the holders as set forth on Schedule 4.1.  None of such shares of Company Common Stock were issued or will be transferred under this Agreement in violation of any preemptive or preferential rights of any person of which the Company has actual notice.  As of the date of this Agreement, 600,666 shares of Company Common Stock are reserved for issuance and issuable or otherwise deliverable in connection with the exercise of outstanding Company Stock Options issued pursuant to the Company Stock Option Plan, and no shares of Company Common Stock are issuable upon exercise of options issued outside the Company Stock Option Plan.  As of the date of this Agreement, the Company has issued no warrants to purchase shares of Company Common Stock.  Except as set forth in the preceding sentences, as of the date hereof, there are no outstanding options, warrants, calls, subscriptions, conversion, exchange, or other similar rights, agreements, or commitments to acquire from the Company any shares of capital stock or any other securities convertible into, exercisable or exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company.  There are no shareholder agreements, voting trusts, or other agreements to which the Company is a party or to which it is bound relating to the voting of any shares of capital stock of the Company (other than the Voting Agreement between Parent and certain shareholders of the Company).  The Company has not issued any stock appreciation rights or other rights related to equity participation, and the Company has no debt instruments outstanding that have any voting rights.  Schedule 4.1 sets forth true and complete information regarding the name of the holder, the term, the current exercise price, the date of grant, the type of option (incentive or nonqualified), and the number of Company Stock Options granted to each holder of Company Stock Options.

4.2           Due Organization.  The Company and each of its Subsidiaries is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease, or otherwise hold its assets and properties and to carry on its business as presently conducted.  The Company and each Subsidiary is qualified to do business and is in good standing in the jurisdictions set forth on

Schedule 4.2, which jurisdictions represent every jurisdiction where such qualification is required, except where the failure to be so qualified would not have a Material Adverse Effect.

4.3           Subsidiaries.

(a)           Schedule 4.3 sets forth (i) the name of each Subsidiary of the Company, (ii) the name of each corporation, partnership, joint venture or other entity (other than Subsidiaries of the Company) in which the Company has, or has the right to acquire, an equity or other ownership interest and (iii) the capitalization of the foregoing and the percentage of equity or other ownership interests therein held by the Company or by any of its Subsidiaries.

(b)           All of the outstanding shares of capital stock of each corporate Subsidiary of the Company have been duly authorized and validly issued, are fully paid, and nonassessable, and have not been issued in violation of any preemptive rights or federal or state securities law.  The stock or other ownership interest of each Subsidiary of the Company shown to be owned by the Company or a Subsidiary of the Company on Schedule 4.3 is owned by the Company or such Subsidiary of record and beneficially free and clear of any liens, restrictions, pledges, security interests, claims, rights of another, or encumbrances of any nature whatsoever (“Liens”).

(c)           There are no options, warrants, calls, subscriptions, conversion, exchange, or other similar rights, agreements, or commitments obligating any of the Subsidiaries of the Company to issue any additional shares of capital stock or other ownership interests of such Subsidiary or any other securities convertible into or exchangeable for or evidencing the right to subscribe for any shares of such capital stock or other ownership interests or obligating the Company or any of its Subsidiaries to transfer any of their respective shares of capital stock or other ownership interests of such Subsidiary.

(d)           “Subsidiary” means, when used with reference to any entity, any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other subsidiary of such party is a general or managing partner or (ii) the outstanding voting securities or interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions in respect of such corporation or other organization are directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries.

4.4           Authority; Absence of Conflicts.

(a)           The Company has full corporate power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Board of Directors of the Company, and no other corporate action on the part of the Company is necessary to authorize and approve the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (other than, in respect of the Merger and this Agreement, the Company Requisite Vote).  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by each of Parent and MergerSub, constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(b)           The Board of Directors of the Company has taken all corporate actions required to be taken by the Board of Directors of the Company for the consummation of the transactions contemplated hereby (including the Merger).  The affirmative approval of the holders of shares of Company Common Stock representing a majority of the votes that may be cast by the holders of all outstanding shares of Company Common Stock (the “Company Requisite Vote”) are the only votes of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby, including the Merger.

(c)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will (i) materially conflict with or violate or result in a material breach of the articles of incorporation or bylaws of the Company, nor (ii) materially conflict with or violate or result in a material breach of or material default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation, or acceleration of any material obligation or to loss of a material benefit under any material agreement, understanding, arrangement, commitment, indenture, contract, lease, sublease, loan agreement, note, or other material document or instrument to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it, any of its Subsidiaries or its or any of its Subsidiaries assets are subject, nor (iii) result in the creation of any Liens on the assets, capital stock, or properties of the Company or any of its Subsidiaries other than Permitted Liens, nor (iv) materially conflict with, violate or result in a material breach of or constitute a material default under any Law or Order to which the Company, any of its Subsidiaries or any of the Company’s or any of its Subsidiaries’ assets or properties are subject, nor (v) require the Company or any of its Subsidiaries to give notice to, or obtain an authorization, approval, order, license, franchise, declaration, or consent of, or make a filing with, any third person, including, without limitation, any Governmental Entity, other than such filings as may be required under the Securities Act, state securities or blue sky laws, the filing of the Articles of Merger with the Secretary of State of the State of Oregon, and the consents and approvals identified on Schedule 4.4(c) and such other authorizations, approvals, orders, licenses, franchises, declarations, consents, or filings, the failure to obtain or make which could not reasonably be expected to result in a Material Adverse Effect on the Company.

4.5           Financial Statements.

(a)           The following financial statements of the Company are attached hereto as Schedule 4.5:

(i)            The “Interim Financial Statements,” defined as the unaudited consolidated balance sheet and related statement of income, shareholders’ equity, and cash flows of the Company and its Subsidiaries as of and for the period beginning on the first day of the current fiscal year, and ending on the Statement Date (the “Interim Statement Period”).  The “Statement Date” means the last day of the calendar month preceding the date of this Agreement.

(ii)           The audited consolidated balance sheet and related statements of income, shareholders’ equity, and cash flows of the Company and its Subsidiaries, as of and for the three most recent fiscal years, together with notes thereto and the report of the Company’s auditor in respect thereof (the “Annual Financial Statements,” and together with the Interim Financial Statements, the “Financial Statements”).

(b)           Except for, in respect of the Interim Financial Statements, normally recurring year-end audit adjustments that in the aggregate are immaterial and the omission of footnote disclosures, the Financial Statements (i) fairly present in all material respects the financial position, results of operations, and cash flows of the Company and its Subsidiaries for the respective periods stated therein, (ii) have been prepared from and are consistent with the books and records of the Company and its Subsidiaries, and (iii) have been prepared in accordance with GAAP consistently applied throughout the relevant periods.

4.6           Absence of Undisclosed Liabilities.  Except as set forth on Schedule 4.6, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature, whether accrued, absolute, contingent, unliquidated, or otherwise, whether due or to become due and whether arising out of transactions entered into or any condition or state of facts existing on or prior to the date hereof, that would in accordance with GAAP be required to be reflected on, or disclosed in the notes to, a balance sheet, other than (i) liabilities and obligations set forth on the Interim Financial Statements, and (ii) liabilities and obligations that have arisen after the date of the Interim Financial Statements in the ordinary course of business and consistent with past practices, all of which are properly reflected in the books and records of the Company and its Subsidiaries.

4.7           Conduct of Business; Certain Actions.  Except as set forth on Schedule 4.7 and for the transactions contemplated by this Agreement, since the Statement Date, each of the Company and its Subsidiaries has conducted its business and operations in the ordinary course and consistent with past practices and neither the Company nor its Subsidiaries has:

(a)           paid or declared any dividend or distribution or purchased or retired any indebtedness from any shareholder thereof, or directly or indirectly purchased, retired, or redeemed any capital stock from any shareholder;

(b)           increased the compensation of any of the directors, officers, or employees of, or consultants to, the Company or any Subsidiary or, except for wage and salary increases made in the ordinary course of business and consistent with past practices or as required by Law;

(c)           made any capital expenditures in excess of $25,000 in the aggregate;

(d)           sold any asset (or any group of related assets) to any director, officer, or employee of the Company or any Subsidiary;

(e)           sold any asset to any person other than a director, officer, or employee of the Company or any Subsidiary, in any transaction (or series of related transactions) in which the purchase price for such asset (or group of related assets) exceeded $25,000, except for sales of inventory in the ordinary course of business and consistent with past practices;

(f)            leased, licensed, or granted to any third person any rights in any of its assets or properties except in the ordinary course of business and consistent with past practices;

(g)           revalued any of its assets;

(h)           discharged or satisfied any Lien or paid any obligation or liability, absolute or contingent, other than current liabilities incurred and paid in the ordinary course of business and consistent with past practices;

(i)            failed to pay any accounts payable of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice and in accordance with their terms;

(j)            accelerated the collection of, or sold or otherwise transferred, any accounts receivable of the Company or any of its Subsidiaries;

(k)           made or guaranteed any loans or advances to any person whatsoever;

(l)            canceled, waived, released, or forgiven any debts or obligations of, or rights or claims against, third persons;

(m)          amended the articles of incorporation or bylaws of the Company or any of its Subsidiaries;

(n)           made or paid any severance or termination payment to any employee or consultant of the Company or any of its Subsidiaries in excess of $5,000 in the aggregate;

(o)           made any change in its financial or Tax accounting principles or methods;

(p)           made any investment in any person;

(q)           made, entered into, amended, or terminated any written employment or consulting contract, created, made, amended, or terminated any bonus, stock option, pension, retirement, profit sharing, or other employee benefit plan or arrangement, or withdrawn from any “multi-employer plan” (as defined in IRC Section 414(f)), so as to create any liability under Article IV of ERISA to any entity;

(r)            amended or experienced a termination of any contract, agreement, lease, franchise, or license required to be listed on Schedule 4.15(a) or (b);

(s)           agreed to do any acts described in the foregoing clauses (a)-(r) of this Section 4.7;

(t)            suffered any material damage, destruction, or loss (whether or not covered by insurance) to any material assets of the Company or any of its Subsidiaries;

(u)           made or revoked any Tax election that could reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries, or compromised or settled any material Tax liability;

(v)           experienced any strike, slowdown, or demand for recognition by a labor organization by or in respect of any of the employees of the Company or any of its Subsidiaries; or

(w)          experienced any event or condition that has had or could reasonably be expected to result in a Material Adverse Effect.

4.8           Real Property.

(a)           Schedule 4.8(a) sets forth a complete list and summary description of all real property leased by the Company or any of its Subsidiaries (the “Leased Real Property”).  The Company owns no real property.  Each of the Company and its Subsidiaries has delivered or made available to Parent and MergerSub true and correct copies of all leases, subleases, abstracts of title, surveys, title opinions, and title insurance policies in the Company’s and its Subsidiaries’ possession, custody, or control relating to the Leased Real Property.

(b)           Except as set forth on Schedule 4.8(b), each of the Company and its Subsidiaries has a valid leasehold interest in all Leased Real Property, free and clear of any Lien (other than Permitted Liens).  Each of the Company and its Subsidiaries has good and marketable title to all structures, plants, leasehold improvements, systems, fixtures, and other property located on or about any of the Leased Real Property that is owned by the Company and its Subsidiaries, as reflected in the Interim Financial Statements, free and clear of any Lien except for Permitted Liens.  None of the Leased Real Property or other such assets is subject to any agreement, arrangement, or understanding for its use by any person other than the Company or its Subsidiaries.  As used in this Agreement, the term “Permitted Liens” means (i) Liens for current Taxes not yet due and payable, (ii) covenants, conditions, and restrictions of record, none of which materially impairs the use of such property in the manner currently used or impairs the ability of the Company or any of its Subsidiaries to transfer a valid leasehold interest to such Leased Real Property, (iii) any materialmen’s, mechanic’s, workmen’s, repairmen’s, contractor’s, warehousemen’s, carrier’s, supplier’s, vendor’s or similar lien, if payment is not yet due on the underlying obligation, (iv) Liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, (v) all building codes, zoning ordinances, planning restrictions and other laws, ordinances, regulations, rules, orders or determinations of any federal, state, county, municipal or other governmental authority heretofore, now or hereafter enacted, made or issued by any such authority affecting the property, and (vi) minor defects in title, none of which, individually or in the aggregate, materially interfere with the use of such property.

(c)           Each of the leases and subleases relating to the Leased Real Property is in full force and effect, there is no material default by the Company or any Subsidiary (or to the knowledge of the Company, by the lessor) under any such lease or sublease, and each such lease and sublease will remain in full force and effect immediately following the Closing without any modification in the rights or obligations of the parties under any such lease or sublease agreed to by the Company or any of its Subsidiaries.

4.9           Tangible Personal Property.

(a)           Each of the Company and its Subsidiaries has good and marketable title to all machinery and equipment, tools, spare and maintenance parts, furniture, vehicles, and all other tangible personal property (collectively, the “Tangible Personal Property”) owned by the Company and its Subsidiaries, free and clear of any Liens, except for Permitted Liens, and/or pursuant to applicable leases.  All items of Tangible Personal Property currently owned or used by the Company and its Subsidiaries as of the date hereof are in good operating condition and repair in all material respects in light of their respective ages, ordinary wear and tear excepted, are physically located at or about the Company’s place of business and are owned outright by the Company and its Subsidiaries or, to the Company’s knowledge, validly leased.  None of the Tangible Personal Property is subject to any agreement, arrangement, or understanding for its use by any person other than the Company or its Subsidiaries.  The maintenance and operation of the Tangible Personal Property complies in all material respects with all applicable Laws, ordinances, contractual commitments, and obligations.  Schedule 4.9(a) sets forth a brief description of all Tangible Personal Property subject to any conditional sale agreement, installment sale agreement, or title retention or security agreement or arrangement of any kind, and the amount and repayment terms of the underlying obligation.  Schedule 4.9(a) sets forth a complete and correct fixed asset list of the Company and its Subsidiaries dated as of the Statement Date.

(b)           Schedule 4.9(b) sets forth a complete and correct list of all material Tangible Personal Property leases to which the Company or any of its Subsidiaries is a party, together with a brief description of the property leased.  Each of the Company and its Subsidiaries has made available to Parent and MergerSub complete and correct copies of each lease (and any amendments thereto) listed on Schedule 4.9(b).  Except as set forth on Schedule 4.9(b):  (i) each such lease is in full force and effect; (ii) all lease payments due to the date hereof on any such lease have been paid, and neither the Company, any of its Subsidiaries, nor (to the knowledge of the Company) any other party is in material default under any such lease, and no event has occurred that constitutes, or with or without notice, lapse of time, or both would constitute, a material default by the Company or any of its Subsidiaries or (to the knowledge of the Company) any other party under such lease; and (iii) there are no disputes or disagreements between the Company or any of its Subsidiaries and any other party in respect of any such lease.

4.10         Accounts Receivable.  The accounts receivable and notes receivable (collectively, the “Accounts Receivable”) reflected on the Interim Financial Statements are, and the Accounts Receivable of the Company created from and after the date of the Interim Financial Statements to the Closing Date will be, free and clear of any Liens, other than write-offs, discounts or credits made in the ordinary course of business consistent with past practice.  All Accounts Receivable of the Company and its Subsidiaries (i) arose from bona fide sales of goods or services in the ordinary course of business consistent with past practices, (ii) subject to any reserves for doubtful accounts, are accurately and fairly reflected on the Interim Financial Statements or, in respect of Accounts Receivable of the Company and its Subsidiaries created after the date thereof, are accurately and fairly reflected in the books and records of the Company, and (iii) except as set forth on Schedule 4.10, are valid obligations of the makers thereof, and there is no pending or, to the knowledge of the Company, threatened contest, claim, or right of set-off contained in any agreement with any maker of any such Account Receivable relating to the amount or validity thereof.

4.11         Accounts Payable.  All accounts payable of the Company and its Subsidiaries (i) arose from bona fide purchases in the ordinary course of business consistent with past practices, and (ii) are accurately and fairly reflected on the Interim Financial Statements or, in respect of accounts payable of the Company and its Subsidiaries created after the date thereof, are accurately and fairly reflected in the books and records of the Company.

4.12         Sales Representatives and Other Sales Agents/Sales Offices.  Schedule 4.12 sets forth a complete and correct list of the names and addresses of each sales representative or other sales agent currently engaged by the Company and its Subsidiaries who is not an employee of the Company or its Subsidiaries, and a summary description of the territory assigned to each such person (noting whether such territory is exclusive or non-exclusive).  Schedule 4.12 also sets forth a complete and correct list of all agreements between the Company, its Subsidiaries and any such person, complete and correct copies of which agreements have been provided or made available to Parent and MergerSub.

4.13         Inventory.  The inventory of the Company and its Subsidiaries, including, without limitation, raw materials, work in progress, and finished goods, consists only of items of a quality and quantity useful or saleable in the ordinary course of business of the Company and its Subsidiaries and consistent with past practices, other than immaterial portions thereof.  The inventory of the Company and its Subsidiaries was purchased at prices and in quantities consistent with the Company’s custom in the ordinary course of business.  Schedule 4.13 sets forth a complete and correct list of the inventory of the Company and its Subsidiaries as of the Statement Date.

4.14         Backlog.  All outstanding customer purchase orders for products of the Company and its Subsidiaries have been entered at prices and upon terms and conditions consistent with the normal practices of the Company and its Subsidiaries, and the completion of such orders will not, to the knowledge of the Company, have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has been informed by any customer that any material order included in the Company’s or its Subsidiaries’ backlog is likely to be cancelled or terminated prior to its completion.

4.15         Material and Affiliated Contracts.

(a)           Schedule 4.15(a) sets forth a complete and correct list of all of the following agreements, to which the Company or any Subsidiary is a party, copies of which the Company has delivered or made available to Parent:

(i)            any agreement, arrangement, or understanding, or series of related agreements, arrangements, or understandings, that involves annual expenditures or receipts by the Company or any of its Subsidiaries of more than $25,000 or that provides for performance, regardless of amounts, over a period in excess of one (1) year after the date of such agreement, arrangement, or understanding;

(ii)           any license agreement, whether as licensor or licensee, other than licenses for generally available software used by the Company and its Subsidiaries in the ordinary course of business;

(iii)          any agreement with suppliers or customers for discounts or allowances;

(iv)          any note, bond, indenture, credit facility, mortgage, security agreement, or other instrument or document relating to or evidencing indebtedness for money borrowed or a security interest in or mortgage on the assets of the Company and its Subsidiaries;

(v)           any express warranty, indemnity, or guaranty issued by the Company or any of its Subsidiaries (other than customary product warranties provided by the Company and its Subsidiaries in the ordinary course of business);

(vi)          any agreement, arrangement, or understanding granting to any person the right to use any property or property right of the Company or any of its Subsidiaries, including any lease;

(vii)         any agreement, arrangement, or understanding restricting the right of the Company or any of its Subsidiaries to engage in any business activity or to compete with any business;

(viii)        any joint venture agreement;

(ix)           any agreement granting to any person the right to manufacture or distribute products of the Company or any of its Subsidiaries;

(x)            any other material agreement, arrangement, or understanding not made in the ordinary course of business and consistent with past practices; or

(xi)           any outstanding offer or commitment to enter into any contract or arrangement of the nature described in clauses (i) through (x) of this Section 4.15(a).

(b)           Schedule 4.15(b) contains a complete and correct list and description of all agreements, arrangements, and understandings (including outstanding indebtedness) that are currently in effect between the Company or its Subsidiaries and any of the following and that involve a value of $25,000 or more: (i) each director and officer of the Company or any of its Subsidiaries; (ii) the spouses, children, grandchildren, siblings, parents, grandparents, uncles, aunts, nieces, nephews, or first cousins of any director or officer of the Company or any of its Subsidiaries or their respective spouses (collectively, “near relatives”); (iii) any trust for the benefit of any director or officer of the Company or any of its Subsidiaries or any of their respective near relatives; and (iv) any person owned or controlled by any director or officer of the Company or any of its Subsidiaries or any of their respective near relatives.  The agreements, arrangements, and understandings described in Schedules 4.15(a) and 4.15(b) are collectively referred to herein as “Material Contracts.”

(c)           Each of the Company and its Subsidiaries has delivered or made available to Parent and MergerSub complete and correct copies of each written Material Contract (and all amendments thereto).  Except as set forth on Schedule 4.15(c): (i) each Material Contract is in full force and effect; (ii) neither the Company, any of its Subsidiaries, nor, to the knowledge of the Company, any other party is in material default under any such Material Contract, and no event has occurred that constitutes, or that with or without notice, lapse of time, or both would constitute, a material default by the Company or any Subsidiary or, to the knowledge of the Company, by any other party under such Material Contract; and (iii) there are no disputes or disagreements between the Company or any of its Subsidiaries and any other party in respect of any such Material Contract.

4.16         Compliance with Laws.  Except as set forth on Schedule 4.16, each of the Company and its Subsidiaries is complying and has complied in all material respects with all Laws and ordinances applicable to its business, properties, and operations, and has secured all necessary permits, authorizations, and licenses issued by any Governmental Entity applicable to its business, properties, and operations, other than such items the failure of which to obtain would not result in a Material Adverse Effect on the Company.  Except in respect of incidents of noncompliance that have been corrected, neither the Company nor any Subsidiary has received any notice alleging a failure to so comply or to secure such a permit, authorization, or license nor, to the knowledge of the Company, is there any inquiry, investigation, or proceeding relating thereto.

4.17         Legal Proceedings.  Except as set forth on Schedule 4.17, there are no actions, suits, proceedings (including, without limitation, arbitral and administrative proceedings), claims, or governmental or regulatory investigations or audits pending or, to the knowledge of the Company, threatened, against the Company, any of its Subsidiaries, or its or its Subsidiaries’ properties, assets, or business, or to the knowledge of the Company, pending or threatened against, relating to, or involving any of the officers, directors, employees, or agents of the Company or any of its Subsidiaries in connection with the business of the Company or any of its Subsidiaries.  There are no such actions, suits, proceedings, claims, or investigations pending or, to the knowledge of the Company, threatened, challenging the validity or propriety of, or otherwise relating to or involving, this Agreement or the transactions contemplated hereby.  Except as set forth on Schedule 4.17, there is no Order or award (whether issued by an arbitrator, a Governmental Entity, or otherwise) to which the Company or any of its Subsidiaries is a party, or involving the property, assets, or business of the Company or its Subsidiaries, that is unsatisfied or that requires continuing compliance therewith by the Company or any of its Subsidiaries.  For the purposes of this Agreement, an action, suit, proceeding, claim, investigation, dispute, or other matter will be deemed to have been “threatened” if any demand or statement has been made in writing or any notice has been given in writing that such action, suit, proceeding, claim, investigation, dispute, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

4.18         Ability to Conduct the Business.  Except as set forth on Schedule 4.18, there is no agreement, arrangement, or understanding to which the Company or any of its Subsidiaries is a party, nor any Order of any Governmental Entity directed at the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries is named nor, to the knowledge of the Company, any other Order that could in any such case materially prevent the use by the Company or any of its Subsidiaries of its or its Subsidiaries’ assets and properties or the conduct by the Company or its Subsidiaries of its or its Subsidiaries business as of the date hereof.  Each of the Company and its Subsidiaries has in force, and has complied in all material respects with, all of the conditions and requirements imposed by, all material permits, licenses, exemptions, consents, authorizations, and approvals used in or required for the conduct of its business as presently conducted.  Neither the Company nor any Subsidiary has received any notice of, and to the knowledge of the Company, there is no intention on the part of any Governmental Entity to cancel, revoke, or modify, or any inquiries, proceedings, or investigations the purpose or possible outcome of which is the cancellation, revocation, or modification of, any such permit, license, exemption, consent, authorization, or approval.  Such permits, licenses, exemptions, consents, authorizations, and approvals will not be adversely affected by the consummation of the transactions contemplated hereby.

4.19         Labor Matters.

(a)           Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement, and no employees of the Company or any of its Subsidiaries are represented by any labor organization.  Within the preceding three years, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.  Within the preceding three years, to the knowledge of the Company, there have been no organizing activities involving Company or any of its Subsidiaries in respect of any group of employees of Company or any of its Subsidiaries.

(b)           There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations, or material grievances or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries.  There are no unfair labor practice charges, grievances, or complaints pending or, to the knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or its Subsidiaries that, if individually or collectively resolved against the Company or its Subsidiaries, would have a Material Adverse Effect.

(c)           Each of the Company and its Subsidiaries is in material compliance with all Laws and Orders relating to the employment of labor, including all such Laws and Orders relating to wages, hours, the Worker Adjustment and Retraining Notification Act, as amended (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’

compensation, and the collection and payment of withholding and/or social security Taxes and any similar Tax.

(d)           There has been no “mass layoff” or “plant closing” as defined by WARN in respect of the Company or its Subsidiaries within the six months prior to Closing.

(e)           Schedule 4.19(e) sets forth the names of all directors and officers of the Company and its Subsidiaries, together with the respective term of office and titles for each such person and all remuneration payable to any such officers and directors.  Schedule 4.19(e) includes, in respect of each employee, director and officer of the Company and its Subsidiaries, such person’s date of employment, the current salary and commission terms of such person, the amount of any bonuses or other cash compensation (other than regular salary or commissions) paid during and since the end of the Company’s most recent fiscal year to such person and a description of all compensation arrangements currently applicable to such person.

4.20         Employee Benefit Plans.

(a)           List of Benefit Plans and Employee Arrangements.  Schedule 4.20(a) sets forth a complete and correct list of:

(i)            all “employee benefit plans,” as defined in Section 3(3) of ERISA, pursuant to which the Company or its Subsidiaries has any obligation or liability, contingent or otherwise (“Benefit Plans”); and

(ii)           all employment or consulting agreements, bonus or other incentive compensation, deferred compensation, salary continuation during any absence from active employment for disability or other reasons, severance, supplemental retirement, cafeteria benefits or dependent care, sick days, stock award, stock option, stock purchase, tuition assistance, club membership, employee discount, employee loan, or vacation pay agreements, policies, or arrangements that the Company or any of its Subsidiaries maintains or has any obligation or liability (contingent or otherwise) in respect of any current officer, director, or employee of the Company or its Subsidiaries (the “Employee Arrangements”).

(b)           Documents.  In respect of each Benefit Plan and Employee Arrangement, the Company has provided or made available to Parent a complete and correct copy of each of the documents requested.

(c)           Multiemployer Plans.  Neither the Company nor any entity under “common control” with the Company (within the meaning of Section 4001 of ERISA) has maintained, contributed to or otherwise had any obligation with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA).

(d)           Tax Qualification.  Each Benefit Plan and its related trust that is intended to be qualified under IRC Sections 401(a) and 501(a) either; (i) is the subject of an unrevoked favorable determination letter from the IRS with respect to such Benefit Plan’s qualified status under the IRC, as amended by the Tax Reform Act of 1986 and all subsequent legislation through what is commonly referred to as “GUST,” (ii) has remaining a period of time under the IRC or IRS pronouncements in which to request, and to make any amendments necessary to obtain, such a letter from the IRS, or (iii) if reliance is permitted under IRS Announcement 2001-77, relies on the favorable opinion or advisory letter of the master and prototype or volume submitter plan sponsor of the Benefit Plan.

(e)           Contributions.  All contributions or other payments required to have been made by the Company or its Subsidiaries to or under any Benefit Plan or Employee Arrangement by applicable Law or the terms of such Benefit Plan or Employee Arrangement (or any agreement relating thereto) have been timely and properly made or properly accounted for on the Financial Statements.

(f)            Compliance with Laws.  The Benefit Plans and Employee Arrangements have been maintained and administered in all material respects in accordance with their terms and all applicable Laws.

(g)           Claims.  There are no pending or, to the knowledge of the Company, threatened actions, suits, proceedings, or claims against or relating to any Benefit Plan or Employee Arrangement other than routine benefit claims by persons entitled to benefits thereunder.

(h)           Retiree Medical.  Neither the Company nor its Subsidiaries has any obligation or liability under any retiree life or retiree health plans that provide for continuing coverage for current or former officers, directors, or employees of the Company or its Subsidiaries except (i) as may be required under Part 6 of Title I of ERISA and at the sole expense of the participant or the participant’s beneficiary or (ii) a medical expense flexible spending account plan pursuant to IRC Section 125.

(i)            Employer Securities.  None of the assets of any Benefit Plan is stock of the Company, its Subsidiaries, or any of their respective affiliates, or property leased to or jointly owned by the Company, its Subsidiaries, or any of their respective affiliates.

(j)            Change in Control.  Except in connection with equity compensation, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment becoming due to any employee (current, former, or retired) of the Company or its Subsidiaries, (ii) materially increase any benefits under any Benefit Plan or Employee Arrangement, or (iii) result in the acceleration of the time of payment of, vesting of or other rights in respect of any such benefits.

(k)           Underfunded Pension Plans.  Neither the Company nor any Subsidiary has liability (contingent or otherwise) by reason of a transfer of an underfunded pension plan.

4.21         Environmental Matters.

(a)           Environmental Compliance.  Except as set forth on Schedule 4.21(a), the Company (i) is not aware of any Hazardous Materials that are present in, on, or under any properties owned, leased or used at any time (including both land and improvements thereon) by the Company; (ii) has obtained all applicable and material permits, licenses and other authorizations that are required under Environmental Laws (as defined below) for the conduct of its business as currently conducted (“Environmental Permits”) and all such Environmental Permits are valid and in full force and effect; (iii) is in compliance with all material terms and conditions of such Environmental Permits; (iv) is not aware of any event, condition, circumstance, activity, practice, incident, action or plan which constitutes a material violation of any Environmental Law applicable to the Company, any person or entity for which the Company is legally liable or any of the Company’s current or past locations or assets or which could reasonably be expected to form the basis of any material Environmental Claim (as defined below) with respect to the Company or any person or entity whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law; (v) has not disposed of, released, discharged or emitted any Hazardous Materials (as defined below) into the soil, air, surface water, building materials or groundwater at any properties owned or leased at any time by the Company, or at any other property, or exposed any employee or other individual to any Hazardous Materials or condition, in such a manner as would reasonably be expected to result in any material liability to the Company or result in any material Company corrective or remedial action obligation; and (vi) has taken all actions reasonably necessary under Environmental Laws to register any products or materials required to be registered by the Company (or any person for whom Company has legal responsibility) thereunder.  For the purposes of this Section 4.21, “Environmental Claim” means any notice, claim, act, cause of action or investigation by any person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Hazardous Materials (b) any violation, or alleged violation, of any Environmental Laws, (c) the exposure of any person to any Hazardous Materials or (d) the use, storage, disposal, discharge, transportation, emission, destruction, remediation or investigation of any Hazardous Materials.  “Environmental Laws” means all federal, state, local and foreign laws and regulations relating to pollution or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or the protection of human health and worker safety, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.  “Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof or other substance which is or has been designated as a danger or threat to health, reproduction or the environment, excluding, however, Hazardous Materials contained in products typically used for office and janitorial purposes properly, safely and legally maintained in accordance with Environmental Laws.

(b)           Hazardous Materials Activities.  The Hazardous Materials Activities (as defined below) of the Company (i) have been conducted in compliance in all material respects with applicable Environmental Laws and (ii) have not resulted in the exposure of any person to any Hazardous Materials in a manner which has caused or could reasonably be expected to cause a material adverse health effect to said person.  For the purpose of the foregoing, “Hazardous Materials Activity” is the transportation, transfer, recycling, storage, use, treatment, manufacture, investigation, removal, remediation, release, exposure of others to, sale or distribution of any Hazardous Materials or any product containing Hazardous Materials.

(c)           Effect of Transaction.  To the knowledge of the Company, no circumstances exist which could cause any Environmental Permit to be revoked, modified, or rendered nonrenewable upon payment of the permit fee or which could impose upon the Company the obligation to obtain any additional Environmental Permit.  All Environmental Permits and all other consents and clearances required by any Environmental Law or any agreement to which the Company is bound as a condition to the performance and enforcement of this Agreement (including without limitation, all so called “ECRA” environmental clearances) which are required by any Governmental Entity in connection with the transactions contemplated by this Agreement have been obtained or will be obtained prior to the Closing at no cost to Parent or the Company.  Schedule 4.21(c) accurately describes all Company Environmental Permits.

(d)           Offsite Hazardous Material Disposal.  To the knowledge of the Company, no action, proceeding, liability or claim exists or is threatened, against any disposal site, transporter, recycler or handler used by the Company (“Disposal Site”) or against the Company or any person or entity for which the Company is legally responsible with respect to any transfer or release of Hazardous Materials to a Disposal Site.

(e)           Environmental Liabilities.  The Company is not aware of any fact or circumstance which could involve the Company or any person or entity for which the Company is legally responsible in any material environmental litigation or impose upon the Company or any such person or entity any material environmental liability.

(f)            Disclosure of Environmental Matters.  The Company has delivered or made available to Parent or made available for inspections by Parent and its agents and employees all records concerning the Hazardous Materials Activities of the Company and all environmental audits and environmental assessments of any current or past Company facility conducted at the request of, or otherwise reasonably available to the Company.  The Company has complied in all material respects with all material environmental disclosure, facility closure and clearance obligations imposed upon the Company with respect to this transaction or otherwise by applicable law.

4.22         Warranties; Products Claims.  During the one-year period prior to the date hereof, neither the Company nor its Subsidiaries has experienced any material return or warranty claims, nor are there any pending or, to the knowledge of the Company, threatened, any return or warranty claims in respect of products sold by the Company or its Subsidiaries.

4.23         Tax Matters.

(a)           Definition of Taxes.  For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.  “IRC” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder.

(b)           Tax Returns and Audits; Taxes.

(i)            The Company and each of its Subsidiaries have timely filed (taking into account applicable extensions) all federal and state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to Taxes required to be filed by the Company and each of its Subsidiaries with any Tax authority and such Returns were true and correct in all material respects when filed. All Taxes shown on such Returns as owing by Company or any of its Subsidiaries have been paid.  There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(ii)           The Company and each of its Subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act (“FICA”) and other Taxes required to be withheld.

(iii)          There is no Tax deficiency outstanding which has been proposed or assessed in writing against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)          To the Company’s knowledge, no audit or other examination of any Return of the Company or any of its Subsidiaries by any Tax authority is presently in progress.  Neither the Company nor any of its Subsidiaries has been notified of any request for such an audit or other examination.

(v)           Neither the Company nor any of its Subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Financial Statements, whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since the date of the Financial Statements in connection with the operation of the business of the Company and its Subsidiaries in the ordinary course of business.

(vi)          [Reserved.]

(vii)         Neither the Company nor any of its Subsidiaries has filed any consent agreement under former IRC Section 341(f) or agreed to have former IRC Section 341(f)(2) apply to any disposition of a subsection (f) asset (as defined in former IRC Section 341(f)(4)) owned by the Company.

(viii)        Neither the Company nor any of its Subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

(ix)           The Company and its Subsidiaries have not been and will not be required to include any material adjustment in taxable income for any Tax period (or portion thereof) pursuant to IRC Section 481 or Section 263A or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

(x)            None of the Company’s or its Subsidiaries’ assets are tax exempt use property within the meaning of IRC Section 168(h).

(xi)           Schedule 4.23 lists (A) any foreign Tax holidays, (B) any intercompany transfer pricing agreements, or other arrangements that have been established by the Company or any of its Subsidiaries with any Tax authority and (C) any expatriate programs or policies affecting the Company or any of its Subsidiaries.

(xii)          Neither Company, nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), or (B) has any liability for the Taxes of any Person (other than Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any comparable provision under state, local or foreign Tax laws), as a transferee or successor, by contract, or otherwise.

(xiii)         Neither Company, nor any of its Subsidiaries, was either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under IRC Section 355.

(xiv)        Company has delivered or made available to Parent correct and complete copies of all federal income Tax Returns of Company and its Subsidiaries for periods ending after December 31, 2000.

4.24         Insurance.  Schedule 4.24 sets forth a complete and correct list and brief summary description of all insurance policies carried by, or covering, the Company and its Subsidiaries in respect of their respective businesses.  Complete and correct copies of each such policy have been made available to Parent and MergerSub, all such policies are in full force and effect, and no notice of cancellation has been given in respect of any such policy.  All premiums due thereon have been paid.  Except as set forth on Schedule 4.24, there are no pending claims or, to the knowledge of the Company, threatened claims under any of the Company’s or its Subsidiaries’ insurance policies.

4.25         Minute Books; Stock Record Books.  Complete and correct copies of the Company’s and its Subsidiaries’ minute books and stock record books have been provided to Parent and MergerSub.  The minute books of the Company and its Subsidiaries contain true and complete originals or copies of all minutes of meetings of and actions by the shareholders, Board of Directors, and all committees of the Board of Directors of the Company and its Subsidiaries.  The stock record books accurately reflect all transactions in shares of the Company’s and its Subsidiaries’ capital stock.

4.26         Brokers’ or Finders’ Fees.  No agent, broker, investment banker, or other person or firm acting on behalf of the Company and its Subsidiaries is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from the Company or its Subsidiaries in connection with any of the transactions contemplated by this Agreement.

4.27         Material Customers and Suppliers.

(a)           Each of the ten largest customers of the Company and its Subsidiaries in terms of amounts invoiced to such customers during the most recent fiscal year, and during the Interim Statement Period, respectively is a “Material Customer.”  No Material Customer has given the Company or its Subsidiaries any notice terminating, suspending, or reducing in any material respect, or specifying an intention to terminate, suspend, or reduce in any material respect in the future, the business relationship between such customer and the Company or its Subsidiaries and, to the Company’s knowledge, there has not been any Material Adverse Effect on the business relationship of the Company or its Subsidiaries with any such customer since the end of the most recent fiscal year.

(b)           Each of the ten largest suppliers of the Company and its Subsidiaries in terms of amounts purchased from such suppliers during the most recent fiscal year, and during the Interim Statement Period, respectively is a “Material Supplier.”  No Material Supplier has given the Company or its Subsidiaries any notice terminating, suspending, or reducing in any material respect, or specifying an intention to terminate, suspend, or reduce in any material respect in the future, the business relationship between such supplier and the Company or its Subsidiaries and to the Company’s knowledge, there has not been any Material Adverse Effect on the business relationship of the Company or its Subsidiaries with any such supplier since the end of the most recent fiscal year.

4.28         Bank Accounts; Powers of Attorney.  Schedule 4.28 sets forth a complete and correct list showing:  (i) all banks in which the Company and its Subsidiaries maintain a bank account or safe deposit box (collectively, “Bank Accounts”), together with, as to each such Bank Account, the account number, the names of all signatories thereof, and the authorized powers of each such signatory and, in respect of each such safe deposit box, the number thereof and the names of all persons having access thereto; and (ii) the names of all persons holding powers of attorney from the Company or its Subsidiaries, true and correct copies of which have been provided or made available to Parent and MergerSub.

4.29         Books and Records.  All of the records, data, information, databases, systems, and controls maintained, operated, or used by the Company and its Subsidiaries in connection with the conduct or administration of their respective businesses (including all means of access thereto and therefrom) are located on the premises of the Company and are under the exclusive ownership or direct control of the Company.

4.30         Intellectual Property Rights.

(a)           For the purposes of this Agreement, the following terms have the following definitions:

(i)            “Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith:  (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisional, continuations and continuations-in-part thereof (“Patents”); (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all works of authorship, copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all semiconductor circuit designs; (v) all rights to all mask works and reticules, mask work registrations and applications therefor; (vi) all industrial designs and any registrations and applications therefor throughout the world; (vii) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (viii) all databases and data collections and all rights therein throughout the world; (ix) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names; (x) any similar, corresponding or equivalent rights to any of the foregoing; and (xi) all technical, design, end-user and other documentation related to any of the foregoing.

(ii)           “Company Intellectual Property” shall mean any Intellectual Property that is owned by, subject to an agreement to assign to, or exclusively licensed to the Company or any of its Subsidiaries.  Without in any way limiting the generality of the foregoing, Company Intellectual Property includes all Intellectual Property owned or exclusively licensed by the Company related to the Company’s products, including without limitation all rights in any design code, documentation, and tooling for packaging of semiconductors in connection with all current products and products in design and development.

(iii)          “Registered Intellectual Property” shall mean all United States, international and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, and any domain name registrations; (iii) registered copyrights and applications for copyright registration; (iv) any mask work registrations and applications to register mask works; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

(iv)          “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries.

(b)           Schedule 4.30(b) is a complete and accurate list of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

(c)           Schedule 4.30(c) is a complete and accurate list (by name and version number) of all products and service offerings of the Company or any of its Subsidiaries that have been distributed or provided in the one-year period preceding the date hereof or which the Company or any of its Subsidiaries currently is developing or has developed (“Company Products”).

(d)           No Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any material manner the use, transfer, or licensing thereof by the Company or any of its Subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

(e)           Each item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.

(f)            The Company owns and has good and exclusive title (or an exclusive license from a third party) to, each item of Company Intellectual Property free and clear of any material lien or encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course).  Without limiting the foregoing: (i) the Company is the exclusive owner in the relevant markets of all trademarks and trade names used in connection with the operation or conduct of the business of the Company and its Subsidiaries, including the sale, distribution or provision of any Company Products by the Company or its Subsidiaries; (ii) the Company owns exclusively, and has good title to, all copyrighted works that are Company Products or which the Company or any of its Subsidiaries otherwise purports to own; and (iii) except as set forth in Schedule 4.30(f), the Company Products do not infringe any U.S. Patents, or to the Company’s knowledge, any non-U.S. Patents.

(g)           To the extent that any Intellectual Property has been developed or created independently or jointly by a third party for the Company or any of its Subsidiaries or is incorporated into any of the Company Products, the Company has a written agreement with such third party with respect thereto and the Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a perpetual, non-terminable license (sufficient for the conduct of its business as currently conducted, and to the Company’s knowledge, sufficient for the conduct of its business as currently proposed to be conducted) to all such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

(h)           Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was Company Intellectual Property, to any third party.  To the Company’s knowledge, neither the Company nor any of its Subsidiaries has permitted its rights in any material portion of such Company Intellectual Property to lapse or enter the public domain.

(i)            Schedule 4.30(i) lists all contracts, licenses and agreements to which the Company or any of its Subsidiaries is a party: (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to the Company.

(j)            All contracts, licenses and agreements relating to either (i) Company Intellectual Property or (ii) Intellectual Property of a third party used in the business of the Company or any of its Subsidiaries, are in full force and effect.  The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements.  Each of the Company and its Subsidiaries is in compliance in all material respects with, and has not materially breached any term of any such contracts, licenses and agreements and, to the knowledge of the Company, all other parties to such contracts, licenses and agreements are in compliance in all material respects with, and have not materially breached any term of, such contracts, licenses and agreements.  To the Company’s knowledge, immediately following the Closing, the Surviving Corporation will be permitted to exercise all of the Company’s rights under such contracts, licenses and agreements to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.  Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or MergerSub by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in (i) either Parent’s or the MergerSub’s granting to any third party any right to or with respect to any Intellectual Property right owned by, or licensed to, either of them, (ii) either the Parent’s or the Merger Sub’s being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) either the Parent’s or the Merger Sub’s being obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or Merger Sub, respectively, prior to the Closing.

(k)           The operation of the business of the Company and its Subsidiaries as such business currently is conducted, including (i) the Company’s and its Subsidiaries’ design, development, manufacture, distribution, reproduction, marketing or sale of the products or services of the Company and its Subsidiaries (including Company Products) and (ii) to the knowledge of the Company, the Company’s use of any product, device or process for the purpose set forth in clause (i) of this Section 4.30(k), has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction applicable to the Company’s business.

(l)            Neither the Company nor any of its Subsidiaries has received notice from any third party that the operation of the business of the Company or any of its Subsidiaries or any act, product or service of the Company or any of its Subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(m)          To the knowledge of the Company, no person has or is infringing or misappropriating any Company Intellectual Property.

(n)           The Company and each of its Subsidiaries has taken reasonable steps to protect the Company’s and its Subsidiaries’ rights in the Company’s confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company or any of its Subsidiaries, and, without limiting the foregoing, each of the Company and its Subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent and all current and former employees and contractors of the Company and any of its Subsidiaries have executed such an agreement.

4.31         Information Furnished.  Neither this Agreement nor the Schedules attached hereto, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements herein or therein not misleading.

ARTICLE 5.
Covenants Related to Conduct of the Business

5.1           Inspection.  From and after the date hereof and until the Closing, the Company shall, and shall cause its Subsidiaries to: (i) give to each of Parent and MergerSub and its officers, directors, employees, agents, financial, advisors, attorneys, accountants, environmental professionals and other representatives (collectively, “Representatives”) free, full, and complete access on reasonable notice during normal business hours to all books, records, Tax Returns, files, correspondence, personnel, facilities, and properties of the Company and its Subsidiaries; (ii) provide each of Parent and MergerSub and its Representatives all information and material pertaining to the business and affairs of the Company and its Subsidiaries as Parent and MergerSub may deem reasonably necessary or appropriate; (iii) without limiting the generality of the foregoing, permit Parent’s and MergerSub’s accountants to examine the Company’s and its Subsidiaries’ financial statements for any fiscal period; and (iv) use its reasonable efforts to afford each of Parent and MergerSub and its Representatives the opportunity to meet, at mutually agreed times and, at the election of the Company, with a Company representative in attendance, with the customers, employees, and vendors of the Company and its Subsidiaries to discuss the business, condition (financial or otherwise), operations, and prospects of the Company and its Subsidiaries, including the status of customer programs and customer relationships.

5.2           Financial Statements.  From and after the date hereof and continuing until the Closing, as soon as available, and in any event within 20 days after the end of each calendar month, the Company shall, and shall cause its Subsidiaries to, furnish to Parent and MergerSub an unaudited balance sheet as of the last day of the month during such period and the related statements of income and cash flows of the Company and its Subsidiaries for such month.  Such monthly financial statements shall fairly present in all material respects the financial position, results of operations, and changes in financial position of the Company and its Subsidiaries as of the indicated dates and for the indicated periods and shall be prepared in accordance with GAAP, consistently applied, except as otherwise stated therein, and the omission of footnote disclosure and any year-end adjustment consistent with past practice.

5.3           Interim Operations of the Company and its Subsidiaries.

(a)           Other than for the transactions contemplated by this Agreement, from the date hereof to the Closing, the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses only in the ordinary course consistent with past practices, and the Company shall not, and shall cause its Subsidiaries not to, unless Parent or MergerSub gives its prior written approval:

(i)            amend or otherwise change their articles of incorporation or bylaws, as each such document is in effect on the date hereof;

(ii)           issue or sell, or authorize for issuance or sale, additional shares of any class of capital stock or issue, grant, or enter into any subscription, option, warrant, right, convertible or exchangeable security, or other agreement or commitment of any character obligating the Company or its Subsidiaries to issue securities, other than shares issued pursuant to the exercise of Company Stock Options outstanding as of the date hereof;

(iii)          declare, set aside, make, or pay any dividend or other distribution in respect of their capital stock;

(iv)          redeem, purchase, or otherwise acquire, directly or indirectly, any of their capital stock (other than repurchases of unvested shares in the ordinary course consistent with past practices);

(v)           authorize any capital expenditures or sell, pledge, dispose of, or encumber, or agree to sell, pledge, dispose of, or encumber, any assets of the Company or its Subsidiaries except for sales of inventory in the ordinary course of business consistent with past practices;

(vi)          acquire (by merger, share exchange, consolidation, combination, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or enter into any contract, agreement, commitment, or arrangement in respect of any of the foregoing;

(vii)         incur any indebtedness for borrowed money, issue any debt securities, or enter into or modify any contract, agreement, lease, commitment, or arrangement in respect thereof;

(viii)        enter into any new material contract, agreement, lease, or commitment, or amend or terminate any existing material contract, agreement, lease, or commitment;

(ix)           enter into, amend, or terminate any employment or consulting agreement with any director, officer, consultant, or employee of the Company or its Subsidiaries, enter into, amend, or terminate any employment or consulting agreement or arrangement with any other person or take any action in respect of the grant or payment of any severance or termination pay other than pursuant to policies or agreements of the Company or its Subsidiaries in effect on the date hereof;

(x)            enter into, extend, or renew any lease for equipment, office space, or other space;

(xi)           fail to pay any accounts payable of the Company or its Subsidiaries in the ordinary course of business consistent with past practice and in accordance with their terms consistent with past practices (although the Company may accelerate the payment of bank loans in order to obtain Lien releases relating to the Company’s assets);

(xii)          accelerate the collection of, or sell or otherwise transfer, any accounts receivable of the Company or its Subsidiaries;

(xiii)         except as required by applicable Law, adopt, amend, or terminate any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, or arrangement for the benefit or welfare of any officer or employee of the Company or its Subsidiaries, or withdraw from any multi-employer plan so as to create any liability under Article IV of ERISA to any entity;

(xiv)        pay (except for compensation under existing employment arrangements, advances to salesmen in the ordinary course of business, and directors’ fees under standard terms in effect prior to the date hereof), loan, or advance any amount to, or sell, transfer, or lease any assets or properties to, or enter into any agreement or arrangement with, any of their officers or directors or any affiliate, associate, or near relative of any of their officers or directors;

(xv)         write down (or write up) the value of any inventory or write off as uncollectible any Accounts Receivable other than in the ordinary course of business consistent with past practice;

(xvi)        cancel any debts or waive any claims or rights of substantial value;

(xvii)       dispose of or permit to lapse any rights to the use of any patent, trademark, trade name, copyright, or other intangible asset, or dispose of or disclose to any person any trade secret, formula, process, or know-how not theretofore a matter of public knowledge;

(xviii)      change any of the banking or safe deposit arrangements described in Schedule 4.28, except in the ordinary course of business (although the Company may request that the Company’s bank lenders remove Kenneth Lakin as a personal guarantor of the Company’s bank loans);

(xix)         grant or extend any power of attorney or act as guarantor, surety, co-signer, endorser, co-maker, indemnitor, or otherwise, in respect of the obligation of any person;

(xx)          make any change in financial or Tax accounting methods, principles, or practices or make or cause to be made any elections on Tax Returns of the Company and its Subsidiaries, unless required by GAAP or applicable law;

(xxi)         extend credit in the sale of products, collection of receivables, or otherwise, other than in the ordinary course of business consistent with past practice;

(xxii)        fail to maintain its books, accounts, and records in the usual, regular, and ordinary manner on a basis consistent with prior years;

(xxiii)       adopt or amend in any material respect any collective bargaining agreement, Benefit Plan, or Employee Arrangement other than as required by applicable Law;

(xxiv)       grant any increase in compensation, or grant or make any bonus or other compensatory payments, to any director, officer, consultant, or employee of the Company or its Subsidiaries;

(xxv)        make or revoke any Tax election that could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, or compromise or settle any material Tax liability; or

(xxvi)       agree, whether in writing or otherwise, to do any of the foregoing.

(b)           From the date hereof to the Closing, the Company shall, and shall cause its Subsidiaries to, use their respective commercially reasonable efforts to preserve intact the business organization of the Company and its Subsidiaries, to keep available in all material respects the services of their present officers and employees, to preserve intact their banking relationships and credit facilities, to preserve intact in all material respects their relationships with their customers and vendors, to preserve in all material respects the goodwill of those having business relationships with them, and to comply with all applicable laws in all material respects.

ARTICLE 6.
Additional Agreements

6.1           Company Shareholder Meeting.  Unless this Agreement has been terminated pursuant to the provisions of Article 8, the Company shall take all lawful action to (i) cause a special meeting of its shareholders (the “Company Shareholder Meeting”) to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting on the approval and adoption of this Agreement and (ii) solicit proxies from its shareholders to obtain the Company Requisite Vote for the approval and adoption of this Agreement, or alternatively shall obtain the written consent of the holders of outstanding shares of the Company’s stock having not less than the minimum number of votes that would be necessary to approve and adopt this Agreement at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with the Act (the “Shareholder Consent”).

6.2           Satisfaction of All Conditions Precedent.  From the date hereof to the Closing, each of the Company, Parent, and MergerSub shall use its commercially reasonable efforts to cause all conditions precedent to the obligations of Parent and MergerSub, in the case of the Company, and the Company, in the case of Parent and MergerSub, hereunder to be satisfied.

6.3           Acquisition Proposals. Until the termination of this Agreement, the Company will not, nor will it authorize or permit any Representative of the Company to, directly or indirectly, (i) solicit, initiate, or encourage the submission of any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information in respect of, or knowingly take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.  The Company shall notify Parent of any Acquisition Proposal (including the material terms and conditions thereof, any subsequent modifications thereto, and the identity of the person making it) as promptly as practicable after its receipt thereof, and shall provide Parent with a copy of any written Acquisition Proposal or amendments or supplements thereto.  Immediately after the execution and delivery of this Agreement, the Company will, and will use its commercially reasonable efforts to cause its affiliates, and their respective Representatives to, cease and terminate any existing activities, discussions, or negotiations with any parties conducted heretofore in respect of any possible Acquisition Proposal.  The Company shall take all necessary steps to promptly inform the persons referred to in the first sentence of this Section 6.5 of the obligations undertaken in this Section 6.5.  “Acquisition Proposal” means an inquiry, offer, or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving the Company: (w) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction; (x) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of all or substantially all the assets of the Company in a single transaction or series of related transactions; (y) any tender offer or exchange offer for 20% or more of the outstanding shares of Company Common Stock; or (z) any public announcement of a proposal, plan, or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

6.4           Notice of Developments.  From the date hereof to the Closing, the Company shall notify Parent and MergerSub of any changes or developments in respect of the business, operations, or prospects of the Company that has had, or could reasonably be expected to result in, a Material Adverse Effect.

6.5           Public Announcements.  Each of Parent, MergerSub, and the Company will consult with one another before issuing any press release or otherwise making any statement to any other person in respect of the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with Nasdaq, as determined by Parent, MergerSub, or the Company, as the case may be.

6.6           Notice of Breach.  From the date hereof to the Closing, each party hereto shall, promptly upon becoming aware thereof, give detailed written notice to the other parties hereto of the occurrence of, or the impending or threatened occurrence of, any event that would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to such party prior to the date of this Agreement, of any of such party’s covenants, agreements, representations, or warranties contained or referred to herein or in any document delivered in accordance with the terms hereof.

6.7           Continuation of Insurance Coverage.  From the date hereof to the Closing, the Company shall keep in full force and effect insurance coverage for the Company and its assets and operations comparable in amount and scope to the coverage now maintained covering the Company and its assets and operations.

6.8           Maintenance of Credit Terms.  From the date hereof to the Closing, the Company shall continue to effect sales of its products and services only on the terms that have historically been offered by the Company or on such other terms as market conditions may dictate consistent with commercially reasonable practices.

6.9           Updating Schedules.  From the date hereof until the Closing, the Company shall disclose to Parent and MergerSub any material variances from the representations and warranties contained in Article 4 (which are based on the most recent Schedules as delivered by the Company to Parent on or prior to the date of this Agreement) promptly upon discovery thereof.  The Company shall promptly provide Parent and MergerSub with any additional information regarding such disclosure that is reasonably requested.  The applicable Schedule(s) shall be deemed supplemented by (i) any such disclosures that relate to occurrences subsequent to the date of this Agreement and (ii) any such disclosures that relate to occurrences prior to the date of this Agreement but subsequent to the date of the most recent Schedules as delivered by the Company to Parent. In the event the Closing condition in Section 7.2 is satisfied or waived by Parent and MergerSub, the right of Parent or MergerSub to recover under the indemnity provisions of Article 9 shall be determined based upon the Schedules as supplemented as provided above, which supplements shall be deemed to cure and correct any breach of the representations and warranties contained in Article 4 that would have existed in the absence thereof.

6.10         Third Party Consents.  The Company shall use its commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers and approvals of third persons (including, without limitation, such as are listed on Schedule 4.4(c)) necessary to the consummation of the transactions contemplated hereby (the “Company Consents”) and will provide to Parent and MergerSub copies of each such Company Consent promptly after it is obtained. Parent and MergerSub shall cooperate fully with the Company in connection with the obtaining of the Company Consents; provided, however, that Parent and MergerSub shall not be required to pay any additional sums to secure such Company Consents.

6.11         Commercially Reasonable Efforts and Certain Filings.  Subject to the terms and conditions of this Agreement, each of the Company, Parent and MergerSub will use its respective commercially reasonable efforts to maintain the accuracy of its representations and warranties hereunder and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by this Agreement.  None of the Company or its Subsidiaries, Parent, or MergerSub will take, agree to take, or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of its business, or otherwise, that would be contrary to or in breach of any of the terms or provisions of this Agreement.

6.12         Confidentiality.  Each of the parties hereby agrees to and reaffirms the terms and conditions of the Mutual Nondisclosure Agreement by and between Parent and the Company effective as of November 12, 2003.

6.13         FIRPTA. Company shall, prior to the Closing Date, provide Parent with a properly executed Foreign Investment and Real Property Tax Act of 1980 (“FIRPTA) Notification Letter which states that shares of capital stock of Company do not constitute “United States real property interests” under IRC Section 897(c), for purposes of satisfying Parent’s obligations under Treasury Regulations Section 1.1445-2(c)(3).  In addition, simultaneously with delivery of such FIRPTA Notification Letter, Company shall provide to Parent a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of Company upon the Closing of the Merger.

6.14         Contingent Earn-Out Payment. TriQuint and Parent shall use commercially reasonable efforts to maximize the amount of the Contingent Earn-Out Payment.  For the avoidance of doubt, none of TriQuint, Parent, or their affiliates are required to continue operating the Company’s business after the Effective Time or sell any products that incorporate the Company Intellectual Property if such operations or sales are not profitable, cost-effective, or otherwise consistent with TriQuint’s business needs, goals, or strategies.  If TriQuint or Parent sell or otherwise transfer the Surviving Corporation or the Company Intellectual Property to a third party, then TriQuint or Parent (as the case may be) shall ensure that the Contingent Earn-Out Payment obligations set forth in this Agreement are appropriately binding on the third party.

6.15         Benefits for Retained Employees.  To the extent that service is relevant for purposes of eligibility, vesting, allowances, benefit accrual or any other purpose under any employee benefit plan, program, arrangement, policy or practice of Parent or any of its subsidiaries or affiliates extended to Retained Employees (as defined below), Retained Employees shall receive full credit for their service with the Company prior to the Closing with the exceptions outlined below.

To the extent Parent does not maintain or cause the Surviving Corporation to maintain medical and dental Benefit Plans in place at the Company prior to the Closing, Parent shall waive or shall cause to be waived pre-existing condition limitations and waiting periods with respect to each of the Retained Employees and their spouses and dependents under the Parent’s self-insured medical and dental plans.

For purposes of Parent’s service awards, only service under the Parent is counted.  For purposes of sabbatical, the Parent’s sabbatical policy will remain in effect including past service and pro-ration for service with the Parent of less than 5 years at qualifying Service Anniversaries.

Nothing in this Section 6.15 shall be deemed to limit or otherwise affect the right of Parent and its subsidiaries and affiliates to terminate the employment or change the place of work, responsibilities, status or description of any employee or group of employees.  Parent has the right to amend, modify, terminate, Benefits Plans, programs, arrangements, practices and policies of Retained Employees so long as any amendment, modification or termination applies to other employees of the Parent.  For purposes of this Section 6.15 “Retained Employees” means individuals who were employees of the Company immediately prior to the Closing and who remain employed by the Surviving Corporation, or become employed by Parent of any of its subsidiaries or Affiliates, immediately after the Closing.

ARTICLE 7.
Conditions to Consummation of the Merger

7.1           Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefited thereby, to the extent permitted by applicable law:

(a)           The Agreement shall have been approved and adopted by the Company Requisite Vote.

(b)           The Company, Parent, and MergerSub shall have timely obtained from each Governmental Entity all approvals, waivers, and consents, if any, necessary for consummation of or in connection with the transactions contemplated hereby.

(c)           There shall not be in effect any Law or Order of any Governmental Entity of competent jurisdiction restraining, enjoining, or otherwise preventing consummation of the transactions contemplated by this Agreement.

7.2           Conditions to the Obligations of Parent and MergerSub.  The respective obligations of Parent and MergerSub to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in whole or part by Parent and MergerSub, as the case may be, to the extent permitted by applicable law:

(a)           The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent that such representations and warranties speak as of an earlier date (in which case they shall be true and correct as of such earlier date); the Company shall have performed and complied in all material respects with all agreements required by this Agreement to be performed or complied with by the Company at or prior to the Closing Date; and Parent, and MergerSub, shall have received a certificate, dated as of the Closing Date, signed by a duly elected officer of the Company to the foregoing effects;

(b)           Prior to the Closing, there shall not have occurred any Material Adverse Effect or any material casualty or damage (whether or not insured) to any facility, property, or equipment owned or used by the Company.

(c)           The Company shall have delivered to Parent the minute books and stock transfer records of the Company.

(d)           All material consents, waivers, and approvals of any Governmental Entity or third person required in connection with the execution, delivery, and performance of this Agreement (including, without limitation, all consents listed on Schedule 4.4(c)) shall have been obtained.

(e)           The Company shall have delivered to Parent and MergerSub such good standing certificates and officers’ certificates and similar documents as counsel for Parent and MergerSub shall have reasonably requested prior to the Closing Date.

(f)            Holders of no more than 5% of the outstanding shares of Company Common Stock shall have exercised and not withdrawn, forfeited, or otherwise permitted to lapse dissenter’s or similar rights under applicable Law with respect to their shares of Company Common Stock in connection with the Merger.

(g)           The Company shall have entered into appropriate agreements with each holder of outstanding Company Stock Options, in form and substance acceptable to Parent, providing that:  subject to the consummation of the Merger and effective immediately prior to the Effective Time, (A) the Company Stock Option shall be exercised in full for shares of Company Common Stock, whether or not exercisable, and whether or not vested, and (B) the holder of the Company Stock Option may elect to pay the exercise price by means of a promissory note that will be repaid by a corresponding deduction as an offset from the payment that would otherwise be made to such holder on account of the Tranche One Payment as set forth in Article 2.  Any per share exercise price that is unpaid upon the exercise of a Company Stock Option is referred to as the “Unpaid Exercise Price.”

(h)           Parent shall have obtained a “key man” life insurance policy covering Kenneth Lakin in the amount of $4,000,000 for up to two years following the Effective Time, on terms and conditions that are reasonable and acceptable to Parent.

(i)            The Executive Employment Agreement between the Surviving Corporation and Kenneth Lakin shall have been executed and delivered by Mr. Lakin.

(j)            Each of the Stay Bonus Agreements between the Surviving Corporation and each of the employees listed on Schedule 7.2(j) shall have been executed and delivered by such employees.

The decision of Parent and MergerSub to consummate the transactions contemplated by this Agreement without the satisfaction of any of the preceding conditions shall not constitute a waiver of any of the Company’s representations, warranties, covenants, or indemnities herein, except as otherwise provided in Section 6.10.

7.3           Conditions to Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in whole or part by the Company, to the extent permitted by applicable law:

(a)           The representations and warranties of Parent and MergerSub contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date; all agreements to be performed hereunder by Parent and MergerSub at or prior to the Closing Date shall have been performed in all material respects; and the Company shall have received a certificate, dated as of the Closing Date, signed by an officer of Parent to the foregoing effects.

(b)           This Agreement and the Merger shall have been approved by the Company Requisite Vote.

(c)           The Executive Employment Agreement between the Surviving Corporation and Kenneth Lakin shall have been executed and delivered by the Surviving Corporation.

(d)           Each of the Stay Bonus Agreements between the Surviving Corporation and each of the employees listed on Schedule 7.2(j) shall have been executed and delivered by the Surviving Corporation.

The decision of Company to consummate the transactions contemplated by this Agreement without the satisfaction of any of the preceding conditions shall not constitute a waiver of any of the representations, warranties, covenants, or indemnities of Parent or MergerSub set forth herein.

ARTICLE 8.
Termination

8.1           Termination by Mutual Agreement.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by the Company Requisite Vote, by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

8.2           Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company upon the occurrence of a Termination Event; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.  For the purposes of this Agreement, a “Termination Event” is deemed to occur if:

(a)           the Company Requisite Vote shall not have been obtained at the Company Shareholder Meeting or at any adjournment or postponement thereof (and the Shareholder Consent shall not have been obtained); or

(b)           any Law or Order permanently restraining, enjoining, or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval of the Merger by the Company Requisite Vote); or

(c)           the Closing shall not have occurred prior to January 31, 2005; provided, however, that the right to terminate this Agreement under this Section 8.2(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of or shall have resulted in the failure of the Closing to occur prior to such date.

8.3           Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by the Company Requisite Vote, by action of the Board of Directors of the Company if:

(a)           there is a breach by Parent or MergerSub of any representation, warranty, covenant, or agreement contained in this Agreement that cannot be cured and would cause a condition set forth in Section 7.3(a) to be incapable of being satisfied as of 120 days following the date of this Agreement (the “Termination Date”); or

(b)           the Board of Directors of Parent shall have withdrawn its recommendation of this Agreement in a manner adverse to the Company or shall have resolved to do the foregoing.

8.4           Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by the Company Requisite Vote, by action of the Board of Directors of Parent if:

(a)           there is a breach by the Company of any representation, warranty, covenant, or agreement contained in this Agreement that cannot be cured and would cause a condition set forth in Section 7.2(a) to be incapable of being satisfied as of the Termination Date; or

(b)           the Board of Directors of the Company shall have withdrawn its recommendation of this Agreement in a manner adverse to Parent or shall have resolved to do the foregoing.

8.5           Effect of Termination and Abandonment.  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 8, this Agreement (other than this Section 8.5, Section 6.12, and Article 10) shall become void and of no effect with no liability on the part of any party hereto (or of any of its Representatives); provided, however, that except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

8.6           Amendment.

(a)           Before the Effective Time, this Agreement may be amended by action taken by the Company, Parent, and MergerSub at any time before or after approval of the Merger by the Company Requisite Vote but, after any such approval, no material amendment shall be made that changes any of the terms of this Agreement.  Before the Effective Time, this Agreement may not be amended except by an instrument in writing signed on behalf of Parent, Company, and MergerSub.

(b)           After the Effective Time, this Agreement may be amended by action taken by the Surviving Corporation, Parent, and the holders of a majority in interest of the Outstanding Shares outstanding immediately before the Effective Time; provided, however, that any amendment that would adversely affect the amount of Merger Consideration payable to the holders of Company Common Stock immediately prior to the Effective Time will require the consent of the holders in interest of at least 95% of the Outstanding Shares.  After the Effective Time, this Agreement may not be amended except by an instrument in writing signed on behalf of such persons.

8.7           Extension; Waiver.  At any time prior to the Effective Time, each party hereto (for these purposes, Parent and MergerSub shall together be deemed one party and the Company shall be deemed the other party) may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate, or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein.  Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE 9.
Survival of Representations, Warranties, Covenants, and Agreements; Warranty Reserve

9.1           Survival of Representations, Warranties, Covenants and Agreements; Warranty Reserve.  Notwithstanding any right of Parent, MergerSub, or the Company (whether or not exercised) to investigate the affairs of Parent, MergerSub, or the Company, each party shall have the right, subject to Section 6.10, to rely fully upon the representations, warranties, covenants, and agreements of the other party contained in this Agreement or in any instrument required to be delivered pursuant to Article 7.  The covenants and agreements of the Company, Parent, and MergerSub contained in this Agreement or in any instrument delivered pursuant to this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time shall survive the Effective Time.  The representations and warranties of the Company, Parent, and MergerSub contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until the first anniversary of the Closing Date, provided, however, that the representations and warranties of Company contained in Section 4.23 shall survive the Merger and shall continue in full force and effect until 30 days following the expiration of the applicable statutes of limitations (including any extensions thereof) (the “Expiration Date”).  Except for the representations and warranties contained in this Agreement, none of Parent, MergerSub, or the Company has made any representations or warranties and, except for the representations and warranties contained in this Agreement, each of Parent, MergerSub, and the Company acknowledges that no representations or warranties have been made by, and it has not relied upon any representations or warranties made by, any of the parties hereto or any of their respective Representatives in respect of this Agreement and the transactions contemplated hereby, and the documents and instruments referred to herein, notwithstanding the delivery or disclosure to such party or its Representatives of any documentation or other information in respect of any one or more of the foregoing.  The inclusion of any entry on the Schedules attached hereto shall not constitute an admission by, or agreement of, the Company that such matter is material to the Company.  Without limiting the generality of the foregoing, the Company makes no representation or warranty to Parent or MergerSub with respect to any projections, estimates, plans, or budgets delivered to or made available to Parent or any Representative thereof of future revenues, expenses or expenditures, or future results of operations or performance of the Company or its business.

9.2           Warranty Reserve.

(a)           Establishment of the Warranty Reserve.  ”Warranty Reserve” means $700,000 to be reserved by Parent from the Tranche Two Payment pool.

(b)           Recourse to the Warranty Reserve.  The Warranty Reserve shall be available (and except only for claims relating to the representations and warranties of Company contained in Section 4.23, to the extent made after the first anniversary of the Effective Time, shall be the sole and exclusive remedy of Parent and MergerSub after the Effective Time) to compensate Parent for any and all Losses (whether or not involving a Third Party Claim) incurred or sustained by Parent as a result of any inaccuracy or breach of any representation, warranty, covenant, or agreement of the Company contained in this Agreement or any instrument required to be delivered pursuant to Article 7 that survives the Effective Time in accordance with this Agreement; provided, however, that Parent may not make any claims against the Warranty

Reserve unless and until the aggregate Losses incurred or sustained by Parent exceed $50,000 (the “Threshold Amount”), in which event Parent may make claims against the Warranty Reserve only for Losses in excess of the Threshold Amount (thus excluding the Threshold Amount as a deductible).  No shareholder of the Company will be liable to Parent with respect to any such Losses beyond such shareholder’s respective pro rata share (based on the number of shares of Company Common Stock held thereby prior to the Effective Time) of the Warranty Reserve.

(c)           Reserve Period; Distribution of Warranty Reserve upon Termination of Reserve Period.  Subject to the following requirements, the Warranty Reserve shall be in existence immediately following the Effective Time and shall terminate at 5:00 P.M., Portland, Oregon time, on the Expiration Date (the period from the Effective Time through and including the Expiration Date is referred to as the “Reserve Period”); and subject to Section 2.1(b)(ii), the Warranty Reserve shall be distributed by Parent to the Paying Agent for the holders of the Company’s Common Stock immediately prior to the Effective Time in proportion to each shareholders’ respective contributions to the Warranty Reserve; provided, however, that the Reserve Period shall not terminate in respect of such amount (or some portion thereof) that is necessary in the reasonable judgment of Parent, subject to the objection of the Shareholder Agent and the subsequent resolution of the matter in the manner as provided in Section 9.2(e), to satisfy any unsatisfied written claims under this Section 9.2 concerning facts and circumstances existing prior to the termination of such Reserve Period which claims are specified in any Officer’s Certificate delivered to the Shareholder Agent prior to termination of such Reserve Period.  Upon resolution of each individual claim described above and subject to Section 2.1(b)(ii), Parent shall deliver the remaining amount, if any, of the portion of the Warranty Reserve designated for such individual claim after the resolution of such claim to the Paying Agent for the holders of the Company’s Common Stock immediately prior to the Effective Time as part of the Tranche Two Payment.

(d)           Claims Upon Warranty Reserve.

(i)            Upon delivery by Parent to the Shareholder Agent, at any time on or before the last day of the Reserve Period of a certificate signed by any officer of Parent (an “Officer’s Certificate”): (A) stating that Parent has paid or properly accrued or, with respect to a Third Party Claim, reasonably anticipates that it will have to pay or accrue Losses as a result of any inaccuracy or breach of any representation, warranty, covenant, or agreement of the Company contained herein, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued or the basis for such anticipated liability, and the nature of the misrepresentation or breach of warranty, agreement, or covenant to which such item is related (including the specific provision breached), Parent shall, subject to the provisions of Section 9.2(e) and the Threshold Amount, reduce the amount of the Warranty Reserve in an amount equal to such Losses.

(ii)           For purposes of this Agreement, “Losses” means all losses, expenses (including reasonable attorneys’ fees and expenses), damages,

liabilities, fines, penalties, judgments, actions, claims, and costs. In no event shall Losses include special, indirect, incidental, or consequential damages.

(iii)          Payments pursuant to this Article 9 shall be limited to the amount of any Loss that remains after deducting therefrom (A) any indemnity, contribution, or other similar payment recoverable by Parent or any affiliates thereof from any person with respect thereto, any other savings that would reduce the impact of the Losses upon Parent or any such affiliates and (B) any reserve provided for the item in question in the Financial Statements.

(iv)          Notwithstanding anything contained herein to the contrary, Parent shall not be entitled to make any claim against the Warranty Reserve to the extent (but only to the extent) that Parent fails to take commercially reasonable action to mitigate any such Loss reasonably promptly after obtaining knowledge thereof.

(e)           Objections to Claims.  For a period of 30 days after delivery of such notice to the Shareholder Agent, Parent shall make no reduction to the Warranty Reserve pursuant to Section 9.2(d) unless Parent shall have received written authorization from the Shareholder Agent to make such reduction.  After the expiration of such 30-day period, Parent shall make the reduction to the Warranty Reserve pursuant to Section 9.2(d); provided, however, that no such payment or delivery may be made if the Shareholder Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to Parent prior to the expiration of such 30-day period.

(f)            Resolution of Conflicts.  In the event the Shareholder Agent timely objects in writing to any claim or claims made in any Officer’s Certificate, the Shareholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties in respect of each of such claims.  If the Shareholder Agent and Parent are unable to reach agreement with respect to any such contested claim within 45 days after the delivery of the Shareholder Agent’s objection, the matter shall be settled by binding arbitration in Portland, Oregon as set forth below.  All claims shall be settled in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the “AAA Rules”), although the parties shall not be required to use AAA arbitrators.  The Shareholder Agent and Parent shall mutually appoint a single arbitrator within 15 days after the termination of such 45 day period. The Shareholder Agent and Parent shall cause the arbitrator to decide the matter to be arbitrated pursuant hereto within 60 days after the arbitrator’s appointment.  The decision of the arbitrator shall relate to whether Parent is entitled to reduce the Warranty Reserve for the disputed claim, or the disputed portion thereof, pursuant to the applicable terms of this Agreement.  The final decision of the arbitrator shall be furnished to the Shareholder Agent and Parent in writing and shall constitute the conclusive determination of the issue in question binding upon all parties hereto, and shall not be contested by any of them.  Such decision may be used in a court of law only for the purpose of seeking enforcement of the decision of the arbitrator.  All the fees and expenses of the arbitrator shall be paid by the party who does not prevail in the arbitration.

9.3           Shareholder Agent of the Shareholders; Power of Attorney.

(a)           Shareholder Agent.  In the event that the Merger is approved by the shareholders of the Company, effective upon such vote, and without further act of any shareholder, Kenneth Lakin shall be appointed as the agent and attorney-in-fact (the “Shareholder Agent”), for each shareholder of the Company, including all persons receiving shares of Company Common Stock upon exercise of Company Stock Options (except such shareholders, if any, as shall have perfected their dissenters’ rights under the Act), for and on behalf of shareholders of the Company, to give and receive notices and communications, to authorize reductions of the Warranty Reserve in satisfaction of claims by Parent, to object to such reductions, to agree to, negotiate, enter into settlements and compromises of, and demand litigation or arbitration and comply with orders and awards of courts and arbitrators in respect of such claims, and to take all actions necessary or appropriate in the judgment of the Shareholder Agent for the accomplishment of the foregoing.  Such agency may be changed by the shareholders of the Company from time to time upon not less than 30 days’ prior written notice to Parent; provided, however, that the Shareholder Agent may not be removed unless the holders of at least a two-thirds’ interest in the Warranty Reserve agree to such removal and to the identity of the substituted shareholder agent.  Any vacancy in the position of Shareholder Agent may be filled by approval of the holders of a majority in interest of the Warranty Reserve.  No bond shall be required of the Shareholder Agent, and the Shareholder Agent shall not receive compensation for his services.  Notices or communications to or from the Shareholder Agent shall constitute notice to or from each of the shareholders of the Company.

(b)           Exculpation.  The Shareholder Agent shall not be liable for any act done or omitted hereunder as Shareholder Agent while acting in good faith and in the exercise of reasonable judgment.

(c)           Actions of the Shareholder Agent.  A decision, act, consent, or instruction of the Shareholder Agent shall constitute a decision for all of the shareholders of the Company for whom a portion of the funds otherwise issuable to them are deposited in the Warranty Reserve, and shall be final, binding, and conclusive upon each of such shareholders, and the Depositary Agent and Parent may rely upon any such decision, act, consent, or instruction of the Shareholder Agent as being the decision, act, consent, or instruction of every such shareholder of the Company.  Parent is hereby relieved from any liability to any Person for any acts done by it in accordance with such decision, act, consent, or instruction of the Shareholder Agent.

9.4           Third-Party Claims.  In the event Parent or the Surviving Corporation receives written notice of a third-party claim (a “Third Party Claim”) that Parent reasonably expects may result in a demand against the Warranty Reserve, Parent shall provide the Shareholder Agent with prompt written notice thereof.  The Shareholder Agent, as representative for the shareholders of the Company, shall have the right to participate in or, by giving written notice to Parent, to assume the defense of any Third Party Claim at the expense of the Warranty Reserve and by counsel selected by the Shareholder Agent (which counsel must be reasonably satisfactory to Parent), and Parent will cooperate in good faith (and shall be permitted to participate at Parent’s expense) in such defense; provided, however, that the Shareholder Agent shall not be entitled to assume control of the defense of any Third Party Claim that (i) could reasonably be expected to have any impact on the ongoing operations or goodwill of the

Surviving Corporation or Parent or (ii) could reasonably be expected to result in Losses in excess of the Warranty Reserve.  Parent shall have the right to settle any Third Party Claim contemplated by clause (i) or (ii) above with consent of the Shareholder Agent, which consent shall not be unreasonably withheld.  In the event that the Shareholder Agent has consented to any such settlement, the Shareholder Agent shall have no power or authority to object under any provision of this Article 9 to the amount of any claim by Parent against the Warranty Reserve with respect to the amount of Losses incurred by Parent in such settlement as consented to by the Shareholder Agent.

9.5           Remedies.  Parent hereby acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the provisions set forth in this Article 9.  In furtherance of the foregoing, Parent hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against any other party hereto arising under or based upon any federal, state or local statute, law, ordinance, rule or regulation (including any such rights, claims or causes of action arising under or based upon common law or otherwise).  Parent further acknowledges and agrees that no breach of any representation, warranty, covenant or agreement contained herein or in any instrument required to be delivered pursuant to Article 7 shall give rise to any right on the part of Parent or MergerSub, after the Closing, to rescind this Agreement or any of the transactions contemplated hereby.

ARTICLE 10.
Miscellaneous

10.1         Collateral Agreements.  This Agreement (together with the documents delivered pursuant hereto) supersedes all prior documents, understandings, and agreements, oral or written, relating to this transaction (other than the Mutual Nondisclosure Agreement referenced in Section 6.12) and constitutes the entire understanding among the parties hereto in respect of the subject matter hereof.

10.2         Successors and Assigns.  Neither the rights nor obligations of the Company, Parent, or MergerSub under this Agreement may be assigned or delegated, in whole or in part, without the written consent of the other parties hereto, which will not be unreasonably withheld; provided, however, that the rights and obligations of Parent, MergerSub, and the Surviving Corporation hereunder may be assigned or delegated freely among TriQuint, Parent, and their affiliates; and provided further that the holders of Company Common Stock immediately prior to the Effective Time may assign their rights hereunder at any time following the Closing to such holders’ near relatives or to a trust for the benefit of such holders or any of their respective near relatives.  Any assignment in violation of the preceding sentence shall be null and void.  Subject to the preceding sentences of this Section 10.2, the provisions of this Agreement (and, unless otherwise expressly provided therein, of any document delivered pursuant to this Agreement) shall be binding upon and inure solely to the benefit of the parties hereto and their respective legal representatives, successors, and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the holders of the Company Common Stock immediately prior to the Effective Time (and their respective successors, heirs, legal representatives, and permitted assigns) shall, after the Closing, be deemed third party beneficiaries of this Agreement and shall be entitled to enforce the terms of this Agreement as if parties hereto.

10.3         Guaranty. TriQuint Semiconductor, Inc. (“TriQuint”) hereby guarantees absolutely and unconditionally the obligations of Parent to make payment of the Merger Consideration pursuant to Article 2.  This is a continuing guaranty and shall remain in force and effect until the Merger Consideration has been paid pursuant to Article 2.

10.4         Expenses.  Except as otherwise expressly provided herein, the Company shall be solely responsible for the broker or finder, legal, accounting, and other fees and expenses incurred by the Company in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, and Parent and MergerSub shall be solely responsible for the broker or finder, legal, accounting, and other fees and expenses incurred by Parent and MergerSub in connection with execution of this Agreement and the consummation of the transactions contemplated hereby.

10.5         Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

10.6         Notices.  Any notices required or permitted to be given under this Agreement (and, unless otherwise expressly provided therein, under any document delivered pursuant to this Agreement) shall be given in writing and shall be deemed received (i) when personally delivered to the relevant party at such party’s address as set forth below, (ii) if sent by mail (which must be certified or registered mail, postage prepaid) or overnight courier, when received or rejected by the relevant party at such party’s address indicated below, or (iii) if sent by facsimile, when confirmation of delivery is received by the sending party:

Parent/MergerSub:	Sawtek Inc.
c/o TriQuint Semiconductor, Inc.
2300 NE Brookwood Parkway
Hillsboro, Oregon 97124
Facsimile No.: (503) 615-8901
Attention: Chief Financial Officer

with a copy to:	Ater Wynne LLP
222 SW Columbia Street, Suite 1800
Portland, Oregon 97201
Facsimile No: (503) 226-0079
Attention: Bill Campbell

The Company:	TFR Technologies, Inc.
63140 Britta Street, Suite C-106
Bend, Oregon 97701
Facsimile No.: (541) 382-7783
Attention: President

with a copy to:	Perkins Coie LLP
1120 N.W. Couch Street
Tenth Floor
Portland, Oregon 97209-4128
Facsimile No.: (503) 727-2222
Attention: David Matheson

Shareholder Agent:	Kenneth Lakin
[ ]
[ ]

Each party hereto may change its address or facsimile number for purposes of this Section 10.6 by providing notice to the other parties in accordance with this Section 10.6.

10.7         Further Assurances.  Each party to this Agreement shall (i) furnish upon request to the other parties such further information, (ii) execute and deliver to the other parties such other documents, and (iii) do such other acts and things as the other parties reasonably request for the purpose of carrying out the intent of this Agreement and the documents and instruments referred to herein.

10.8         Specific Performance.  The parties recognize that if the Company refuses to perform under the provisions of this Agreement, monetary damages alone will not be adequate to compensate Parent for its injury.  Parent shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement.  If any action is brought by Parent to enforce this Agreement, the Company shall waive the defense that there is an adequate remedy at law.  In the event of litigation pertaining to any controversy, claim, or dispute between the parties hereto arising out of or relating to this Agreement or the breach of any provision thereof, the prevailing party shall be entitled to recover from the non-prevailing party reasonable expenses, attorneys’ fees, and costs.

10.9         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon.

10.10       Remedies Not Exclusive.  Except to the extent otherwise expressly provided herein with respect to Parent, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law or equity.

10.11       Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

10.12       Titles and Headings.  Titles and headings to articles and sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.13       Certain Interpretive Matters and Definitions.

(a)           Unless the context otherwise requires, (i) all references to Articles, Sections, Exhibits, or Schedules are to Articles, Sections, Exhibits, or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) “or” is disjunctive but not necessarily exclusive, (iv) words in the singular include the plural and vice versa, and (v) the term “affiliate” has the meaning given to it in Rule 12b-2 of Regulation 12B under the Exchange Act.  All references to “$” or dollar amounts will be to lawful currency of the United States of America.

(b)           No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

(c)           “Material Adverse Effect” means, as to any person, any event, circumstance, condition, fact, effect, or other matter that has had or would reasonably be expected to have a material adverse effect (i) on the business, assets, financial condition, or results of operations of such person, taken as a whole, or (ii) on the ability of such person to perform on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby, excluding, in each of clauses (i) and (ii), the effects of changes to the extent related to (x) conditions in the United States or global economy or financial or capital markets generally, (y) general changes in conditions (including changes in legal, regulatory or business conditions or changes in GAAP) in or otherwise affecting the industries or businesses in which the Company operates (except, in the case of (x) or (y), to the extent that such changes materially disproportionately affect the Company compared to the manner in which the changes affect the industries or businesses in which the Company operates), or (z) this Agreement, the announcement or performance hereof and the transactions and obligations contemplated hereby.

(d)           The phrase “to the knowledge of the Company” means the actual knowledge of the officers, directors, and senior management of the Company.

(e)           “persons” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

(f)            The Exhibits and Schedules attached hereto are incorporated herein by reference as though fully set forth herein.

Parent, MergerSub, and the Company have executed and delivered this Agreement as of the date set forth above.

SAWTEK INC.

By:	/s/ RALPH G. QUINSEY
Name:	Ralph G. Quinsey
Title:	President and CEO

TFR TECHNOLOGIES, INC.

By:	/s/ KENNETH LAKIN
Name:	Kenneth Lakin
Title:	President and CEO

TFR ACQUISITION, INC.

By:	/s/ RALPH G. QUINSEY
Name:	Ralph G. Quinsey
Title:	President and CEO

By execution of this signature page, TriQuint confirms that it is bound by the applicable provisions of this Agreement and Plan of Reorganization to which this page is attached, effective as of the effective date of this Agreement.

TRIQUINT SEMICONDUCTOR, INC.

By:	/s/ RALPH G. QUINSEY
Name:	Ralph G. Quinsey
Title:	President and CEO

By execution of this signature page, Shareholder Agent confirms that it is bound by the applicable provisions of this Agreement and Plan of Reorganization to which this page is attached, effective as of the effective date of this Agreement.

Shareholder Agent:

By:	/s/ KENNETH LAKIN
Name: Kenneth Lakin

By execution of this signature page, Paying Agent confirms that it is bound by the applicable provisions of this Agreement and Plan of Reorganization to which this page is attached, effective as of the effective date of this Agreement.

Paying Agent:

By:	/s/ KENNETH LAKIN
Name: Kenneth Lakin

EXHIBITS

Exhibit A	Articles of Merger
Exhibit B	Articles of Incorporation of Surviving Corporation
Exhibit C	Bylaws of Surviving Corporation

GLOSSARY OF DEFINED TERMS

Accounts Receivable	15
Acquisition Proposal	34
Act	1
affiliate	49
Agreement	1
Annual Financial Statements	12
Articles of Merger	2
Bank Accounts	26
Benefit Plans	20
Certificates	5
Closing	2
Closing Date	2
Company	1
Company Common Stock	1
Company Consents	36
Company Intellectual Property	27
Company Products	28
Company Registered Intellectual Property	28
Company Requisite Vote	11
Company Shareholder Meeting	34
Company Stock Option	4
Company Stock Option Plans	5
Contingent Earn-Out Payment	3
Disposal Site	23
Dissenting Shareholders	7
Dissenting Shares	7
Distribution Amount	4
Effective Time	2
Employee Arrangements	20
Environmental Claim	22
Environmental Laws	22
Environmental Permits	22
Exchange Act	8
Expiration Date	42
Financial Statements	12
Governmental Entity	8
Hazardous Materials	22
Hazardous Materials Activity	22
Initial Payment	3
Intellectual Property	27
Interim Financial Statements	11
Interim Statement Period	12

IRC	24
Law	8
Leased Real Property	14
Liens	10
Losses	43
Material Adverse Effect	49
Material Contracts	18
Material Customer	26
Material Supplier	26
Merger	2
Merger Consideration	3
MergerSub	1
near relatives	18
Officer’s Certificate	43
Order	8
Outstanding Shares	3
Parent	1
Patents	27
Paying Agent	5
Payment Fund	5
Permitted Liens	14
persons	49
Qualifying Products	4
Registered Intellectual Property	27
Representatives	30
Reserve Period	43
Retained Employees	37
Returns	24
Securities Act	8
Shareholder Agent	45
Shareholder Consent	34
Statement Date	12
Subsidiary	10
Surviving Corporation	2
Tangible Personal Property	15
Tax	23
Termination Date	40
Termination Event	40
Third Party Claim	45
threatened	19
Threshold Amount	43
to the knowledge of the Company	49
Tranche One Payment	3
Tranche Two Payment	3
TriQuint	47
Unpaid Exercise Price	38

WARN	19
Warranty Reserve	42

EXHIBIT A

(Articles of Merger)

Phone:	(503) 986-2200
Fax :	(503) 378-4381	Articles of Merger

Secretary of State		Check the appropriate box below:
Corporation Division		☒ MULTI ENTITY MERGER
255 Capitol St. NE, Suite 151		(Complete only 1, 2, 3, 4, 10, 11)
Salem, OR 97310-1327		☐ FOR PARENT AND 90% OWNED SUBSIDIARY
FilingInOregon.com		WITHOUT SHAREHOLDER APPROVAL
(Complete only 5, 6, 7, 8, 9, 10, 11)
SURVIVOR		FILED
REGISTRY NUMBER:	258985-86	JAN 05 2004
OREGON
SECRETARY OF STATE

In accordance with Oregon Revised Statute 192.410-192.490, the information on this application is public record.

We must release this information to all parties upon request and it will be posted on our website.                     For office use only

Please Type or Print Legibly in Black Ink.  Attach Additional Sheet if Necessary.

1) NAMES AND TYPES OF THE ENTITIES PROPOSING TO MERGE

NAME	TYPE	REGISTRY NUMBER
TFR Technologies, Inc.	OR Corp.	258985-86
TFR Acquisition, Inc.	OR Corp.	257071-91

2) NAME AND TYPE OF THE SURVIVING ENTITY	TFR Technologies, Inc., an Oregon corporation
☐ Check here if there is a name change in this plan of merger.

3) A COPY OF THE MERGER PLAN IS ATTACHED. See ORS 60.481(2)

THE PLAN OF MERGER WAS DULY AUTHORIZED AND APPROVED BY EACH ENTITY THAT IS A PARTY TO THE MERGER.

☒ A copy of the vote required by each entity is attached.

FOR PARENT AND 90% OWNED SUBSIDIARY WITHOUT SHAREHOLDER APPROVAL.

5) NAME OF PARENT CORPORATION

Oregon Registry Number

6) NAME OF SUBSIDIARY CORPORATION

Oregon Registry Number

7) NAME OF SURVIVING CORPORATION

8) COPY OF PLAN

☐ A copy of the plan of merger setting forth the manner and basis of converting shares of the subsidiary into shares, obligations, or other securities of the parent corporation or any other corporation or into cash or other property is attached.

9) CHECK THE APPROPRIATE BOX
☐ A copy of the plan of merger or summary was mailed to each shareholder of record of the subsidiary corporation on or before
Date

☐ The mailing of a copy of the plan or summary was waived by all outstanding shares.

10) EXECUTION

Signature	Printed Name	Title

/s/ Ralph Quinsey	Ralph Quinsey	President & CEO

11) CONTACT NAME (To resolve questions with the filing.)

Kelly Mecklem	FEES

DAYTIME PHONE NUMBER (Include area Code.)	Required Processing Fee $50 - Conformation Copy (Optional) $5
Processing Fees are nonrefundable.
(503) 226-1191	Please make check payable to “Corporation Division.”
NOTE:
Fees may be paid with VISA or MasterCard. The card number and expiration date should be submitted on a seperate sheet for your protection.

137 (Rev. 1/04)

Attachment to Articles of Merger

Shareholder Approval.   Shareholder approval of the Plan of Merger was required as follows:

A.            TFR Acquisition, Inc.

(1)           100 shares of Common Stock were outstanding and entitled to vote on the Plan of Merger, voting as a single class.

(2)           100 shares of Common Stock were voted FOR the Plan of Merger, and 0 shares of Common Stock were voted against the Plan of Merger.

B.            TFR Technologies, Inc.

(1)           5,499,334 shares of Common Stock were outstanding and entitled to vote on the Plan of Merger, voting as a single class.

(2)           5,449,334 shares of Common Stock were voted for FOR the Plan of Merger and 0 shares of Common Stock were voted against the Plan of Merger.

Attachment to Articles of Merger

EXHIBIT B

(Articles of Incorporation of Surviving Corporation)

[Not Yet Drafted]

EXHIBIT C

(Bylaws of Surviving Corporation)

[Not Yet Drafted]